UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

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MSCI Inc.

One Chase Manhattan Plaza, 44th Floor

New York, New York 10005

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2011 2:30 PM, LOCAL TIME

March 22, 2011

Fellow shareholder:

I cordially invite you to attend MSCI Inc.’s 2011 annual meeting of shareholders to be held at One Chase Manhattan Plaza, 28th Floor, New York, New York 10005 on May 5, 2011 at 2:30 PM, local time, for the following purposes:

1.	elect members of the Board of Directors;

2.	conduct an advisory vote on our executive compensation, as described in these proxy materials;

3.	conduct an advisory vote on the frequency of executive compensation votes in the future;

4.	ratify the appointment of Deloitte & Touche LLP as independent auditor; and

5.	transact such other business as may properly come before the annual meeting.

Our Board of Directors recommends that you vote “FOR” the election of the directors, the advisory vote on our executive compensation and the ratification of the appointment of our independent auditor, and “EVERY YEAR” for the advisory vote on the frequency of executive compensation votes in the future.

We enclose our Letter to Shareholders, our Proxy Statement, our Annual Report on Form 10-K and a proxy card. Please submit your proxy.

We are pleased to take advantage of Securities and Exchange Commission rules again this year that allow us to furnish these proxy materials, including our Annual Report on Form 10-K to shareholders on the Internet. We believe that posting these materials on the Internet expedites shareholders’ receipt of the information that they need, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting. We have mailed to our shareholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access these proxy materials, including our Annual Report on Form 10-K, on the Internet, as well as how to vote by Internet and mail. The Notice of Internet Availability of Proxy Materials and these proxy materials also contain instructions on how you can receive a paper or e-mail copy.

The Notice of Internet Availability of Proxy Materials was mailed to our shareholders beginning on or about March 22, 2011. These proxy materials are being made available to our shareholders beginning on or about March 22, 2011.

As a shareholder of MSCI Inc., your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. Shareholders may listen to a webcast of the annual meeting by following the instructions that will be available in the “Investor Relations” section of our website at www.msci.com.

Thank you for your support of MSCI Inc.

Very truly yours,

Henry A. Fernandez
Chairman, Chief Executive Officer and President

*****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 5, 2011. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended November 30, 2010 are available at www.proxyvote.com.

MSCI Inc.

One Chase Manhattan Plaza, 44th Floor

New York, New York 10005

PROXY STATEMENT

2011 Annual Shareholders Meeting

to be held May 5, 2011

We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2011 annual meeting of shareholders. We are mailing the Notice of Internet Availability of Proxy Materials on or about March 22, 2011. This Proxy Statement is being made available to our shareholders on or about March 22, 2011. In this Proxy Statement, we refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors as the “Board.” When we refer to MSCI’s fiscal year, we mean the twelve-month period ending November 30 of the stated year (for example, fiscal 2010 is December 1, 2009 through November 30, 2010). In December 2010, the Board approved a change in the Company’s fiscal year end from November 30 to December 31, effective for the 2011 fiscal year. As a result of the change the Company will have a December 2010 fiscal month transition period.

Questions and Answers about the Annual Meeting and Voting

What are the date, time and place of the annual meeting?

We will hold the annual meeting on May 5, 2011 at 2:30 PM, local time, at One Chase Manhattan Plaza, 28th Floor, New York, NY 10005.

Who may vote at the annual meeting?

The record date for the annual meeting is March 10, 2011. If you were the owner of MSCI’s class A common stock as of the close of business on March 10, 2011, you may vote at the annual meeting. Each share of class A common stock entitles you to one vote on each matter voted on at the annual meeting.

When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (SEC), we are making this Proxy Statement and our Annual Report on Form 10-K available to our shareholders over the Internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K over the Internet, how to request a printed or e-mail copy of these materials and how to vote by Internet and mail. We will mail the Notice of Internet Availability of Proxy Materials on or about March 22, 2011. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.

If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it. See “Consent to Electronic Delivery of Annual Meeting Materials” on page 46 for further information on electing to receive proxy materials electronically.

How many shares must be present to hold the annual meeting?

A majority of the shares of our class A common stock outstanding as of the record date must be present, in person or by proxy, at the annual meeting in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, 120,062,156 shares of class A common stock were outstanding. Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or properly submit your proxy prior to the annual meeting.

What is the difference between holding shares as a “record holder” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with MSCI’s transfer agent, BNY Mellon Shareowner Services (BNY Mellon), you are considered a “shareholder of record” with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other holder of record, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote my shares without attending the annual meeting?

Whether you are a “shareholder of record” or hold your shares in “street name,” you may direct your vote without attending the annual meeting in person.

If you hold shares as a record holder, you may vote by Internet by following the instructions on the Notice of Internet Availability of Proxy Materials. If you requested printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or by submitting your vote by telephone or Internet as described on your proxy card. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you submit a signed proxy card without indicating your vote, the officers of MSCI named as proxies voting the proxy will vote your shares according to the Board’s recommendations.

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker nominee as you have directed.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote:

1.	“FOR” the election of the nominees for the Board named in this Proxy Statement;

2.	“FOR” the approval of our executive compensation, as described in this Proxy Statement;

3.	“FOR ONE YEAR” with respect to the frequency of executive compensation votes in the future; and

4.	“FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditor.

What are broker non-votes and how are they counted at the annual meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain discretionary items but not other non-discretionary items, as determined by the New York Stock Exchange (NYSE):

•

Discretionary Item. Proposal 4—the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

•

Non-discretionary Items. Proposal 1—election of directors, Proposal 2—advisory vote on executive compensation and Proposal 3—advisory vote on the frequency of executive compensation votes in the future are considered “non-discretionary” items. NYSE members that do not receive instructions from beneficial owners may not vote on these proposals on behalf of their customers.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of executive compensation votes in the future, and will therefore have no effect on the outcome of these proposals. This is because each of these proposals requires consideration of the votes cast and broker non-votes are not considered votes cast under the laws of Delaware (our state of incorporation). Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of executive compensation votes in the future.

How do I vote my shares in person at the annual meeting?

Even if you plan to attend the annual meeting, we encourage you to vote by telephone or Internet, or by returning a proxy card if you requested printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, attend the annual meeting. If you are a “record holder,” you may vote in person by marking and signing the ballot to be provided at the annual meeting. If you are the beneficial owner of shares held in “street name” and you want to vote in person at the annual meeting, you must obtain a legal proxy in your name from your bank, broker or other record holder and present it at the annual meeting.

Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions.

How many votes are required to approve the election of the directors and how are my votes counted?

Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. In the event that the number of nominees exceeds the number of directors to be elected, each director will be elected by a plurality of the votes cast in such a contested election.

Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by our Amended and Restated Bylaws (Bylaws), each director, prior to the annual meeting, will submit an irrevocable letter of resignation as director that becomes effective if (i) he or she is not elected by shareholders in an uncontested election and (ii) the Board accepts the resignation. If a director is not elected in an uncontested election, the Nominating and Corporate Governance

Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

With regard to proposal 1—election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” An abstention will not count as a vote “FOR” or “AGAINST” the election of a director and will therefore have no effect on the outcome of the election of our directors in an uncontested election, because abstentions are not considered votes cast under the laws of Delaware (our state of incorporation).

How many votes are required to approve the other proposals and how are my votes counted?

Approval of proposals 2, 3 and 4 each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the annual meeting and entitled to vote on these proposals.

With regard to proposals 2 and 4 set forth in this Proxy Statement to be presented at the annual meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” You may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or “ABSTAIN” for proposal 3. If you abstain from voting on any of these proposals, your shares will be counted as present for purposes of establishing a quorum at the annual meeting. An abstention will not count as a vote “FOR” or “AGAINST” proposals 2 and 4 and will not count as a vote for “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or as a vote “AGAINST” proposal 3 at the annual meeting and will have no effect on the outcome, because abstentions are not considered votes cast under the laws of Delaware (our state of incorporation).

For proposal 3, which is an advisory vote on the frequency of stock holder votes on our executive compensation in the future, we may not be able to attain a majority of the votes cast for any one of the alternatives and even if a majority is achieved, the vote is non-binding. The Board intends to carefully review and consider the results for each voting alternative in proposal 3 in making its determination on the frequency of shareholder votes on our executive compensation in the future.

How do I revoke or change my proxy?

If you hold your shares as a “record holder,” you can revoke or change your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to the Corporate Secretary, Gary Retelny, MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

If you hold your shares as a beneficial holder in “street name,” you may revoke your proxy by following the instructions your broker, bank or other nominee provides.

Could other matters be decided at the annual meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the annual meeting other than those referred to in this Proxy Statement.

If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the annual meeting for consideration, the officers of MSCI named as proxies voting the proxy will have the discretion to vote on those matters for you.

Will the annual meeting be webcast?

You may listen to the meeting under the “Investor Relations” link at www.msci.com. Please go to our website prior to the annual meeting to register. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Will my vote be confidential?

Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by representatives of Broadridge Financial Solutions, Inc., our inspector of elections, and will be subsequently published by us by the filing of a current report on Form 8-K with the SEC shortly after our annual meeting. If we have not made a determination with respect to say-on-pay frequency at the time we file the Form 8-K reporting the results of the annual meeting, we will disclose our frequency determination in an amendment to that filing no later than September 24, 2011. These filings will be available on our website under the “Investor Relations” link at www.msci.com.

Who will pay for the cost of the proxy solicitation?

MSCI will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, employees or agents in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to distribute and solicit proxies. We will pay Morrow & Co. a fee of $8,000, plus reasonable expenses, for these services.

 Item 1—Election of Directors

Our Board has nine (9) directors as of March 22, 2011. The entire Board stands for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees are directors of MSCI as of March 22, 2011, and each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

Benjamin F. duPont (47). Mr. duPont is co-founder and President of yet2.com, a firm founded in 1999. Prior to that, Mr. duPont worked for the DuPont Corporation from 1986 to 1999, most recently in the Specialty Chemicals, Fibers and Automotive division. Mr. duPont holds a Bachelor of Science in mechanical engineering from Tufts University.

Director since: 2008

Other Public Company Directorships: Platinum Research Organization, Inc. (April 2007-January 2009)

As a co-founder and President of yet2.com, a leading technology and intellectual property marketplace, Mr. duPont brings experience in the realms of intellectual property and technology to the Board. MSCI’s continued success depends upon its creation, protection, and successful exploitation of its intellectual property. Vital to that success is the efficient use of appropriate technologies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve as a member of the Board.

Henry A. Fernandez (52). Mr. Fernandez has served as our Chairman since October 2007 and has served as our Chief Executive Officer (CEO), President and as a director since 1998. Prior to joining us, Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994, most recently as a Managing Director in the Institutional Equity Division. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 1998

Because Mr. Fernandez has been the CEO of the Company since 1998 and has been instrumental in the internal and external growth of the Company, the design and execution of the Company’s acquisitions of Barra in 2004 and RiskMetrics Group, Inc. (RiskMetrics) in 2010, and MSCI’s initial public offering (IPO) in 2007, he brings to the Board an unparalleled historical knowledge and depth of understanding of the Company and its business. The skills and experience that Mr. Fernandez acquired in founding two private equity investment firms and while working in various areas at Morgan Stanley, including emerging markets product strategy and equity derivative sales and trading, mergers and acquisitions and corporate finance worldwide, have proven invaluable to the Company’s continued success following its IPO and will remain vital to the continued success of the Company’s day-to-day operations and the successful execution of the Company’s strategic initiatives. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve as a member of the Board.

Alice W. Handy (62). Ms. Handy is the founder and CEO of Investure, an outsourced investment office for a small group of colleges and foundations. Prior to forming Investure in 2003, Ms. Handy was the President of the University of Virginia Investment Management Company. Beginning in 1974 and except for the period from November 1988 to January 1990, during which time Ms. Handy served as the State Treasurer of Virginia, she was actively involved in the investment of the endowment and operating funds of the University of Virginia and served over the years as Investment Officer, Assistant Vice President and Treasurer. Ms. Handy was the chair of the board of the Thomas Jefferson Foundation (Monticello) from 2008 to 2010 and currently serves on the board of the Bessemer Securities Corporation. Ms. Handy holds a Bachelor of Arts in Economics from Connecticut College and took graduate courses in economics at the University of Virginia.

Director since: 2009

The experience that Ms. Handy acquired during her long and successful career in investing for and advising endowments across all asset classes and working with a wide variety of asset managers provides the Company with valuable insight into important parts of our client base. Her experience in investment across all asset classes is also expected to be useful as we continue to expand beyond our historical equity focus. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, she should be re-elected at the annual meeting to continue to serve as a member of the Board.

Catherine R. Kinney (59). Ms. Kinney retired from NYSE Euronext on March 26, 2009. She had served in Paris, France from July 2007 until 2009, with responsibility for overseeing the company’s global listing program, marketing and branding. From 2002 to 2008, Ms. Kinney was the President and Co-Chief Operating Officer of the New York Stock Exchange Inc. and, following the Archipelago Exchange merger in 2006 and Euronext merger in 2007, the NYSE Group Inc. and NYSE Euronext, respectively. Ms. Kinney held a variety of management positions at NYSE Euronext and its predecessor entities since joining the company in 1974, including regulation from 2002 to 2004, client relationships from 1996 to 2007 and trading floor operations and technology from 1987 to 1996. Ms. Kinney holds a Bachelor of Arts in French from Iona College and has completed the Advanced Management Program at Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Director since: 2009

Other Public Company Directorships: Metlife Inc. (April 2009-present), Netsuite Inc. (March 2009-present)

The Board believes that the leadership and management skills that Ms. Kinney acquired during her 35 year career at the NYSE, where she held high level positions such as Group Executive Vice President of NYSE Euronext and President and Co-Chief Operating Officer of the NYSE, will increase the effectiveness of the Board. Additionally, the corporate governance knowledge that Ms. Kinney acquired during her successful career at the NYSE and which she continues to develop led to her appointment to the Chair of the Company’s Nominating and Corporate Governance Committee, from which position, the Board believes she will help the Company further strengthen its corporate governance initiatives. Ms. Kinney’s service on other public company boards also contributes additional public company insight to the Board. The Board believes that, as of the date of this Proxy Statement, she should be re-elected at the annual meeting to continue to serve as a member of the Board.

Linda H. Riefler (50). Ms. Riefler has been the Global Head of Research of Morgan Stanley since 2008 and is a member of Morgan Stanley’s Management Committee. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. Ms. Riefler joined Morgan Stanley in 1987 and was elected a Managing Director in 1998. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 2005

Because Ms. Riefler has been associated with the Company since 2005 and has played an important role in influencing the Company’s strategic direction, the Board believes that her in-depth knowledge of the Company and its business give her a unique insight into the Company’s growth opportunities. The knowledge that Ms. Riefler acquired as the Chief Talent Officer of Morgan Stanley can be applied to helping the Company realize the full potential of its employees and implementing its internal growth strategies. Also, as Global Head of Research at Morgan Stanley, Ms. Riefler’s experience with valuing companies has served and will continue to serve an important role with respect to the Company’s external growth strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, she should be re-elected at the annual meeting to continue to serve as a member of the Board.

George W. Siguler (63). Mr. Siguler is a co-founder of Siguler Guff & Company (Siguler Guff), a private equity investment organization headquartered in New York with over $9 billion of assets under management. Prior to founding Siguler Guff, Mr. Siguler was a Managing Director and head of PaineWebber’s Private Equity Group from 1991 until Siguler Guff became independent in 1995. From 1983 to 1984, Mr. Siguler served in the Reagan Administration as the Chief of Staff of the U.S. Department of Health and Human Services. Mr. Siguler was also a founder of the Harvard Management Company, the investment subsidiary of Harvard University, and served as the Associate Treasurer of the University. Mr. Siguler is currently an Overseer of the Hoover Institution at Stanford University, a member of the Rand Corporation’s Center for Asia Pacific Policy and its Russian Business Leaders Forum. He is also a trustee of the Emerging Market Private Equity Association and a member of the Pacific Pension Institute and the Russell 20-20 Group. Mr. Siguler holds a Bachelor of Arts from Amherst College and an M.B.A. from Harvard Business School.

Director since: 2009

In light of the Company’s objective to continue to expand its business and presence in emerging markets, the insight into investment related opportunities in emerging markets that Mr. Siguler brings to the Board from his private equity investment experience in such markets, in addition to his distinguished record of success in the investment management industry, has led the Board to conclude that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve as a member of the Board.

Scott M. Sipprelle (48). Mr. Sipprelle is currently the President of Westland Ventures, LLC, a private investment company. Previously, Mr. Sipprelle served as General Partner and Chief Investment Officer of two different investment firms, Copper Arch Capital from 2002 to 2007 and Midtown Research Group from 1998 to 2002. Mr. Sipprelle holds a Bachelor of Arts in economics from Hamilton College.

Director since: 2008

The financial expertise that Mr. Sipprelle acquired as a founder of two investment firms and during his 13-year career at Morgan Stanley, culminating as Head of US Equity Capital Markets, led the Board to conclude that Mr. Sipprelle qualified as an audit committee financial expert. The Board believes that the contributions that Mr. Sipprelle has made as a member of the Board and the Chair of the Audit Committee have been invaluable in discussions of the Company’s capital structure and strategic planning and have led the Board to conclude that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve on the Board.

Patrick Tierney (65). Mr. Tierney retired from Reed Elsevier in 2008, where he served on the Board of Directors and Management Committee and served as the CEO of its Harcourt Education Division since 2002. Prior to that, Mr. Tierney served as the CEO of Thomson Financial from 2000 to 2002 and as CEO of the Scientific, Technical, Healthcare, Business Information, Database and select Education business of The Thomson Corporation from 1997 to 2000. Mr. Tierney holds a Bachelor of Science in business and an M.B.A. from the University of Colorado.

Director since: 2010

As the former CEO of Reed Elsevier’s Harcourt Education Division and Thomson Financial, the knowledge and leadership skills that Mr. Tierney acquired in the publishing and electronic business information industry provides the Company with the industry-relevant support and counsel to help guide the strategic direction of the Company. Additionally, the financial expertise that Mr. Tierney developed during his long and successful career in various management positions is useful to the Board’s role as an effective and independent governing body. The Board has concluded that, as of the date of this Proxy Statement, he should be elected at the annual meeting to continue to serve on the Board.

Rodolphe M. Vallee (50). Mr. Vallee is currently the Chairman and CEO and owner of R. L. Vallee, Inc., an energy distribution company. Mr. Vallee has held this position from 2007 to present and from 1992 to 2005. Mr. Vallee served as the United States Ambassador to the Slovak Republic from 2005 to 2007, before returning to R. L. Vallee, Inc. Mr. Vallee holds a Bachelor of Arts in biology from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Director since: 2008

In light of the Company’s ambitious growth plans, Mr. Vallee’s experience with managing both internal and acquisition related growth is integral to the Board successfully realizing its strategic direction. Mr. Vallee has also served as the Lead Director of our Board since January 2010 and was recently appointed to serve in this position for an additional year. In this position, he has proven to be a strong and independent leader. See “Corporate Governance—Board Leadership Structure” below. The Board has concluded that, as of the date of this Proxy Statement, he should be re-elected at the annual meeting to continue to serve as a member of the Board.

Our Board unanimously recommends a vote “FOR” the election of all nine (9) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Corporate Governance

Corporate Governance Documents. MSCI has a corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.msci.com.

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and Board Committee charters are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.msci.com and are available without charge to any shareholder who requests them by writing to our Corporate Secretary, Gary Retelny, MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005 or investor.relations@msci.com.

Our Code of Ethics and Business Conduct applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics and Business Conduct for our chief executive officer (sometimes referred to as the CEO), chief financial officer (sometimes referred to as the CFO), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website under the “Investor Relations” link at www.msci.com.

Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Board Leadership Structure. Henry A. Fernandez has served as our Chairman of the Board since MSCI’s IPO in November 2007 and CEO since 1998. The Board has determined that this leadership structure is appropriate for MSCI since Mr. Fernandez has an unparalleled historical knowledge and depth of understanding of the Company and its business. This provides our Company with consistent leadership that has proven to be strong throughout the evolution of the Company. In addition, given continuing changes in the market, the ongoing integration of the RiskMetrics business into MSCI and the fact that the Company is a relatively new public company, the Board believes that having one person serving as both the Chairman and the CEO provides decisive and effective leadership.

Our Corporate Governance Policies provide that a Lead Director will be appointed annually whose responsibilities include, among others, presiding at all meetings of the Board at which the Chairman is not present, calling and leading independent director and non-employee director sessions, advising the Chairman of the Board’s informational needs and meeting agendas, and to be available, if requested by major shareholders, for consultation and direct communication.

While the Lead Director is elected annually, it is generally expected that he or she will serve for more than one year to provide consistency and continuity. Rodolphe M. Vallee has been our Lead Director since 2010 and was re-elected to this position in January 2011.

The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary according to the circumstances. A number of factors support the leadership structure chosen by the Board, including, among others, a Board that consists of a substantial majority of independent Directors who are highly qualified and experienced and exercise a strong, independent oversight function, the appointment of a strong and independent Lead Director and regular executive sessions of non-management Directors and periodic executive sessions of the independent Directors. Also, the Company’s Bylaws and Corporate Governance Policies contemplate a structure where the CEO would not also serve as the Chairman of the Board should that be deemed appropriate and in the best interest of MSCI and its shareholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Risk Oversight by the Board. The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

•

The Audit Committee has primary responsibility for reviewing the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposure and the steps that have been taken to monitor and control such exposures. It is the responsibility of senior management to determine the appropriate level of the Company’s exposure to risk. The Company’s Head of Internal Audit reports independently to the Audit Committee. Each quarter, the Audit Committee’s meeting agenda includes a discussion of the quarterly risk report which includes areas of potential risk that are identified based on the volatility or dynamic nature of a specific area, underlying or market risk, or identified by management or the Audit Committee.

•	The Compensation Committee oversees risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.

•

The Board is kept informed of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting. The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. In addition, the Board also receives a copy of the quarterly risk report. Management routinely informs the Board of developments that could affect our risk profile or other aspects of business.

Director Independence. Our Corporate Governance Policies provide that the Board should have a significant majority of independent directors meeting the independence requirements of the NYSE. Our Board has determined that each of Messrs. duPont, Siguler, Sipprelle, Tierney and Vallee and Mmes. Handy and Kinney is independent under the requirements of our Corporate Governance Policies, which follow the NYSE rules and established guidelines. These requirements are available on our website under the “Investor Relations” link at www.msci.com. Therefore, seven (7) of nine (9) of our current directors are independent. The Board determined that Ms. Riefler was not independent for NYSE purposes because she was and continues to be an employee of Morgan Stanley, our former controlling shareholder until May 22, 2009. Mr. Fernandez is not independent because of his status as Chief Executive Officer and President of MSCI.

All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfy the independence requirements of the NYSE. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members.

Board Meetings and Committees. Our Board met nine (9) times during fiscal 2010, held four (4) executive sessions and took action by unanimous written consent on three (3) occasions. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board’s separately designated standing committees are set forth below.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Independent Directors:
Benjamin F. duPont(1)	✓	✓
Alice W. Handy(1)			✓
Catherine R. Kinney(1)		✓	Chair
George W. Siguler(1)			✓
Scott M. Sipprelle	Chair
Patrick Tierney(2)	✓
Rodolphe M. Valle(3)	✓	Chair	✓
Non-Independent Directors:
Henry A. Fernandez(1)
Linda H. Riefler(3)
Number of Fiscal 2010 Meetings	6	10	3

(1)

Messrs. Fernandez and duPont resigned from the Nominating and Corporate Governance Committee on January 26, 2010. Ms. Kinney was appointed as the Chair and Ms. Handy and Mr. Siguler were appointed as members of the Nominating and Corporate Governance Committee on January 26, 2010.

(2)	Mr. Tierney was appointed as a member of the Audit Committee on June 7, 2010.
(3)	Ms. Riefler resigned from the Compensation Committee on January 26, 2010. Mr. Vallee was appointed Chair of the Compensation Committee on January 26, 2010.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee. The charters are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.msci.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Audit Committee

MSCI’s separately designated standing Audit Committee was established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (Exchange Act). The Audit Committee oversees the integrity of MSCI’s financial statements and compliance with certain legal and regulatory requirements. Under its Charter, the Audit Committee shall, among other things:

•	oversee the appointment, compensation, retention and oversight of the independent auditor;

•	pre-approve audit and permitted non-audit services;

•	review and approve the scope and staffing of the independent auditor’s annual audit plan;

•

evaluate independent auditors qualifications, performance and independence of the independent auditor and performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan;

•

meet to review and discuss with management and the independent auditor, the annual audited financial statements and quarterly financial statements, as applicable, including reviewing MSCI’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of MSCI’s Form 10-K or Form 10-Q, as applicable;

•	review, in conjunction with the CEO and CFO, the Company’s disclosure controls and procedures for internal control over financial reporting;

•

review the Company’s policies with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and steps that have been taken to monitor and control such exposures; and

•	prepare the Audit Committee report that SEC rules require to be included in the Proxy Statement, which is included on page 42 of this Proxy Statement.

The Audit Committee Charter also provides that:

•	the Audit Committee will be comprised of at least three members meeting the independence and experience requirements of the NYSE; and

•	all Audit Committee members must be financially literate under the NYSE rules and the Audit Committee must have at least one “audit committee financial expert” as defined by SEC rules.

The Board has determined that each of Mr. Sipprelle, Chair of the Audit Committee, and the Audit Committee members Messrs. duPont, Tierney and Vallee are independent within the meaning of the NYSE standards of independence for directors and audit committee members and satisfy the NYSE financial literacy requirements. In addition, our Board has determined that Mr. Sipprelle is an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

Under its Charter, the Compensation Committee shall, among other things,:

•

review the Company’s compensation strategy and review and approve the Company’s compensation and benefits policies generally, including reviewing and approving any incentive-compensation and equity-based plans of the Company that are subject to Board approval;

•

review and approve the compensation of our CEO and each of the Company’s executive officers, including base salary and annual cash and equity incentive compensation, employment, severance and change-in-control agreements and any other compensation, ongoing perquisites or special benefit items;

•	identify corporate goals and objectives and evaluate each executive officer’s performance in light of such goals and objectives;

•	review every two years and recommend to the Board, when appropriate, director compensation;

•	oversee plans for management development and succession;

•	administer our equity-based compensation plans; and

•	review and discuss the Compensation Discussion and Analysis with management and recommend to the Board its inclusion in the Proxy Statement, which is included on page 18 of this Proxy Statement.

Nominating and Corporate Governance Committee

Under its Charter, the Nominating and Corporate Governance Committee shall, among other things,:

•	oversee searches for and identify candidates for election to the Board;

•	recommend directors for appointment to Board committees;

•	assess performance of directors;

•	periodically review the composition of the Board and its committees;

•	at least annually, lead the Board in a self-evaluation to determine whether it and its committees are functioning effectively;

•	make recommendations to the Board as to determinations of director independence; and

•	review, develop and recommend to the Board our corporate governance policies and oversees compliance therewith.

Director Qualifications. The Nominating and Corporate Governance Committee’s Charter requires it to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for Audit Committee membership purposes). If the Nominating and Corporate Governance Committee determines that adding a new director is advisable, it will recommend such individual to the Board for appointment to the Company’s Board.

Consistent with our Corporate Governance Policies, when appointing directors, the Board takes into account diversity of a candidate’s perspectives, background, and other demographics. Our diversity objectives are also implemented and monitored through periodic reviews by the Nominating and Corporate Governance Committee of the composition of the Board and its committees in light of the then-current challenges and needs of the Board, the Company and each committee, which result in determinations as to whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. The composition of our current Board demonstrates the Board’s commitment to diversity in a number of areas as it is comprised of women and men of differing backgrounds, educations, business and other experiences, skills, ages, national origins and viewpoints. See “Item 1—Election of Directors.”

Pursuant to its Charter, the Nominating and Corporate Governance Committee has the authority to retain search firms to assist in the process of identifying director candidates.

Director Attendance at Annual Meetings. The Company’s Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. All of our directors that were directors at the time of the 2010 annual meeting of shareholders attended the meeting.

Non-Employee Director Meetings. The Company’s Corporate Governance Policies provide that non-employee directors may meet in executive sessions and that the Lead Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive sessions and the Lead Director will preside over these executive sessions, provided that so long as the Lead Director is not an independent director, the independent directors will appoint an independent director to call and lead the independent director sessions. The Lead Director presided over four (4) executive sessions.

Communications with Directors. Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary, Gary Retelny, MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005, Attention: Chair of the Audit Committee of MSCI Inc., in care of Frederick W. Bogdan, General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available at our corporate governance website at the “Corporate Governance” link under the “Investor Relations” link at www.msci.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

Compensation Governance. The Compensation Committee consists of at least three (3) members, and is comprised solely of independent directors meeting the independence requirements of the NYSE. Each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Nominating and Corporate Governance Committee recommends nominees for appointment to the Compensation Committee as vacancies or newly-created positions occur. Compensation Committee members are appointed by the Board and may be removed by the Board at any time.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and the other executive officers named in the “Summary Compensation Table” herein (named executive officers or NEOs). In addition, the Compensation Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers. Information on the Compensation Committee’s processes, procedures and analysis of NEO compensation for fiscal 2010 is addressed in the “Compensation Discussion and Analysis” section herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying corporate goals and objectives relevant to executive officer compensation.

•

Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•

Determining any long-term incentive component of each executive officer’s compensation based on awards given to such executive officer in past years, the Company’s performance, shareholder return and the value of similar incentive awards at comparable companies and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Annually reviewing and making recommendations to the Board with respect to the compensation of non-employee directors, including any incentive plan compensation.

The principal compensation plans and arrangements applicable to our NEOs are described in the “Compensation Discussion and Analysis” herein and the executive compensation tables herein. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or executive officer compensation, including authority to approve all such compensation consultant’s fees and other retention terms. As further described in the “Compensation Discussion and Analysis” herein, during fiscal 2010, the Compensation Committee retained its own compensation consultant to review CEO and executive officer compensation. In developing its views on compensation matters and determining the compensation awarded to our NEOs, the Committee obtains input from the Human Resources department, which collects information and prepares materials for the Compensation Committee’s use in compensation decisions.

Compensation Committee Interlocks and Insider Participation. Ms. Riefler was appointed to the Compensation Committee contemporaneously with the Company’s IPO in November 2007.

Ms. Reifler, an employee of Morgan Stanley, our former controlling shareholder, resigned from the Compensation Committee on January 26, 2010. During her tenure on the Compensation Committee, Ms. Riefler did not have a material direct or indirect interest in any of the transactions between Morgan Stanley and MSCI described under “Other Matters—Certain Transactions—Transactions with Morgan Stanley.” Moreover, during the time Ms. Riefler served on the Compensation Committee, the Board also had a separate Section 162(m) Committee, consisting entirely of directors who were “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and independent for NYSE purposes, which participated in compensation decisions for the named executive officers.

Executive Officers of MSCI. The executive officers of MSCI and their ages and titles as of March 22, 2011 are set forth below. Business experience for the past five years is provided in accordance with SEC rules.

Henry A. Fernandez (52) has served as Chairman since October 2007 and has served as CEO, President and Director since 1998.

David C. Brierwood (50) has served as Chief Operating Officer since 2006. Prior to joining us, Mr. Brierwood worked for Morgan Stanley from 1986 to 2006, most recently as Chief Operating Officer of the Institutional and Retail Securities Group.

David M. Obstler (51) has served as Chief Financial Officer since our acquisition of RiskMetrics in June 2010 where he had served as Chief Financial Officer since January 2005. From 2000 to 2004, he was Chief Financial Officer and Executive Vice President of corporate development for Pinnacor Inc., a NASDAQ publicly listed provider of software and services to the financial services industry. Prior to that, he was an investment banker at Goldman Sachs, Lehman Brothers and JPMorgan. He has a B.A. from Yale University and an M.B.A. from the Harvard School of Business.

C.D. Baer Pettit (46) has served as Head of Client Coverage since 2001 and Head of Marketing since October 2005.

Gary Retelny (52) has served as Head of Strategy and Business Development since 2003, Corporate Secretary since 2007, Chief Administrative Officer and Head of Internal Audit since 2008 and Global Head of Human Resources since 2010, a role he had previously held on an interim basis.

Beneficial Ownership of Common Stock

Stock Ownership of Directors and Executive Officers. We encourage our directors, officers and employees to own our class A common stock; owning our class A common stock aligns their interests with your interests as shareholders. Executive officers and directors may not engage in pledging MSCI securities, or selling short or trading options or futures in MSCI securities.

The following table sets forth the beneficial ownership of our class A common stock by each of our named executive officers and directors, and by all our directors and executive officers as of March 15, 2011, as a group. The address for each of the named executive officers and directors is One Chase Manhattan Plaza, 44th Floor, New York, NY 10005. Percentage of class amounts are based on 120,041,363 shares of our class A common stock outstanding as of February 28, 2011.

	Shares of Common Stock Beneficially Owned
	Shares(1)		Right to Acquire(2)	Beneficial Ownership Total(3)	Percent of Class(4)
NAMED EXECUTIVE OFFICERS
Henry A. Fernandez	1,089,186	(5)	427,290	1,516,476	1.26%
David C. Brierwood	694,818		133,213	828,031	—%
David M. Obstler	1,779		312,997	314,776	—%
C.D. Baer Pettit	106,250		40,215	146,465	—%
Gary Retelny	33,253		—	33,253	—%

DIRECTORS
Benjamin F. duPont	12,036		1,381	13,417	—%
Alice W. Handy	444		1,381	1,825	—%
Catherine R. Kinney	949		1,381	2,330	—%
Linda H. Riefler	—		—	—	—%
George W. Siguler	10,444		1,381	11,825	—%
Scott M. Sipprelle	116,133		1,381	117,514	—%
Patrick J. Tierney	—		1,484	1,484	—%
Rodolphe M. Vallee	15,802		1,381	17,183	—%
ALL DIRECTORS AND EXECUTIVE OFFICERS AS OF March 15, 2011 AS A GROUP (13 PERSONS )	2,081,094		923,485	3,004,579	2.50%

(1)	Excludes shares of our class A common stock that may be acquired through vesting of restricted stock units (RSUs) or the exercise of stock options.
(2)

Includes shares of our class A common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table. See the “Outstanding Equity Awards at Fiscal Year-End Table” herein for additional information regarding RSUs and stock options held by NEOs as of November 30, 2010.

(3)

Except as indicated in the footnotes to this table, we believe that each named executive officer and director as of February 28, 2011, had sole voting and investment power with respect to his or her shares. Beneficial Ownership Totals may differ from those set forth in Form 4s filed with the SEC.

(4)	All NEOs and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of our class A common stock outstanding.
(5)

Includes 500,000 shares of our class A common stock held by a Grantor Retained Annuity Trust in which Mr. Fernandez is the trustee and sole annuitant; 53,541 shares of our class A common stock held by the Fernandez 2007 Childrens’ Trust in which Mr. Fernandez is the trustee and his children are the beneficiaries; 12,255 shares of class A stock held by his children under the Uniform Transfer to Minors Act.

Principal Shareholders. The following table contains information regarding the only persons we know of that beneficially own more than 5% of our class A common stock. Percentage of class amounts are based on 120,041,363 shares of our class A common stock outstanding as of February 28, 2011.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares		Percentage of Class
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Ronald Baron 767 Fifth Avenue, 49th Floor New York, NY 10153	10,824,275	(1)	9.02%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,438,821	(2)	5.36%

Morgan Stanley 1585 Broadway New York, NY 10036	10,100,033	(3)	8.41%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	12,896,464	(4)	10.74%

(1)

Based on a Schedule 13G/A Information Statement (Amendment No. 3) filed with the SEC on February 14, 2011 jointly by Baron Capital Group, Inc. (BCG), BAMCO, Inc. (BAMCO), Baron Capital Management, Inc. (BCM) and Ronald Baron. The Schedule 13G/A discloses that BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that: (i) BCG had shared voting power as to 10,087,724 shares of our class A common stock and shared investment power as to 10,824,275 shares of our class A common stock; (ii) BAMCO had shared voting power as to 9,518,990 shares of our class A common stock and shared investment power as to 10,254,731 shares of our class A common stock; (iii) BCM had shared voting power as to 568,734 shares of our class A common stock and shared investment power as to 569,544 shares of our class A common stock and (iv) Ronald Baron had shared voting power as to 10,087,724 shares of our class A common stock and shared investment power as to 10,824,275 shares of our class A common stock.

(2)

Based on a Schedule 13G/A Information Statement (Amendment No. 1) filed with the SEC on February 7, 2011. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power and sole investment power as to 6,438,821 shares of our class A common stock.

(3)

Based on a Schedule 13G/A Information Statement (Amendment No. 2) filed with the SEC on February 9, 2011. The Schedule 13G/A discloses that the securities reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc. (MSIM), a wholly-owned subsidiary of Morgan Stanley and investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). The Schedule 13G/A reported that: (i) Morgan Stanley had sole voting power as to 10,100,033 shares of our class A common stock and sole investment power as to 9,747,485 shares of our class A common stock and (ii) MSIM had sole voting power as to 8,943,056 shares of our class A common stock and sole investment power as to 9,295,604 shares of our class A common stock.

(4)

Based on a Schedule 13G/A Information Statement (Amendment No. 3) filed with the SEC on February 11, 2011. The Schedule 13G/A discloses that T. Rowe Price Associates, Inc. (Price Associates) had sole voting power as to 3,608,781 shares of our class A common stock and sole investment power as to 12,896,464 shares of our class A common stock. These securities are owned by various individuals and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis summarizes our general philosophy with regard to the compensation of our CEO, our CFO, our former CFO and our three next highest paid executive officers (also referred to as named executive officers or NEOs) during fiscal 2010 and provides a context for the executive compensation disclosure, both narrative and tabular that follows. Under its charter, the Compensation Committee (the Compensation Committee shall be referred to as the Committee in this Executive Compensation section) of the Board reviews the Company’s compensation strategy and reviews and approves NEO compensation as well as the Company’s compensation and benefits policies generally. The Committee approved the compensation structure and amounts for each of our named executive officers for fiscal 2010.

Executive Summary

Our executive compensation program is designed to tie pay to performance, encourage prudent decision making and risk management and create a balanced focus on short-term and long-term performance. MSCI’s overriding objective is to create value for our shareholders. For us to accomplish this objective, we need to drive growth through increased product penetration and innovation, while maximizing operational efficiency. In the dynamic environment in which we operate, it is imperative that we maintain an adaptive executive compensation program that encourages and rewards our leaders for achieving these results. Set forth below we have highlighted some of the key aspects of our strong financial performance in fiscal 2010 and the compensation actions taken with respect to fiscal 2010 which demonstrate the link between compensation and performance.

2010 Business Highlights

The Company delivered strong financial and operating performance in fiscal 2010. Some key highlights of our fiscal 2010 performance are outlined below. For comparative purposes, the financial information, including operating metrics, are presented on a pro forma1 basis, assuming the acquisition of RiskMetrics occurred on December 1, 2008.

•	Completed the successful acquisitions of RiskMetrics and Measurisk LLC.

•	Grew revenue by 9%, to $816 million from $746 million in fiscal 2009.

•	Increased net income by 39% to $111 million in fiscal 2010.

•	Increased Adjusted EBITDA[2] by 14% to $357 million, with a 44% margin.

•	Controlled total operating expense growth at 2% and Adjusted EBITDA expense[3] growth at 6% over 2009.

•	Increased new recurring subscription sales by $39 million, or 40%, to $136 million.

•	Improved retention rates to 87% from 84% in 2009.

[1]

For fiscal 2010 pro forma results, MSCI’s results for the year ended November 30, 2010 are combined with RiskMetrics’ results for the three-month period ended March 31, 2010 and three-month period ended December 31, 2009 (due to differences in reporting periods). For fiscal 2009 pro forma results, MSCI’s results for the year ended November 30, 2009 are combined with RiskMetrics results for the year ended December 31, 2009 (due to differences in reporting periods). Actual results for fiscal 2010 compared to fiscal 2009 had revenues increase 50% to $663 million, net income increase by 13% to $92 million, total operating expense increase by 56% to $457 million. Adjusted EBITDA (defined below) increase 43% to $308 million and Adjusted EBITDA expense (defined below) increase 56% to $355 million.

[2]

Net income before provision for income taxes, amortization of intangible assets, other net expense and income, depreciation and amortization, non-recurring stock-based compensation, restructuring costs and third party transaction costs. See Attachment A for reconciliations to GAAP.

[3]

Adjusted EBITDA expense is defined as total operating expenses excluding non-recurring stock-based compensation expense, restructuring costs, transaction expenses, depreciation and amortization. See Attachment A for reconciliations to GAAP.

Key 2010 Compensation Decisions

We believe the Company’s executive compensation program effectively incentivized our executive officers in leading the Company to achieve the strong performance we experienced in fiscal 2010 and will continue to motivate the NEOs to position the Company for future growth and success. To further enhance the link between Company performance and the compensation of our named executive officers, the Committee implemented several important initiatives as part of the Company’s executive compensation program in 2010. Our key fiscal 2010 compensation decisions included the following:

•

In recognition of excellent 2010 financial results and strategic accomplishments, we increased the CEO’s annual 2010 “total reward” by 8.5% over 2009. The average 2010 total reward for all other NEOs (excluding Mr. Neborak, our former CFO, and Mr. Obstler who joined MSCI on June 1, 2010) also increased by 8.5% over 2009. “Total reward” is comprised of base salary, an annual cash bonus and an annual equity bonus, and does not include special one-time equity-based awards described below.

•

Our compensation program was weighted toward incentive compensation, with base salary being the only component of an NEO’s total compensation that was fixed each year. Variable compensation averaged 84% of total compensation awarded to NEOs (excluding Mr. Neborak) for fiscal 2010.

•

Consistent with the Committee’s approach for fiscal 2009, annual equity compensation represented a fixed percentage of total reward for the CEO and other named executive officers, 61% and 41%, respectively.

•

We placed greater direct emphasis on Company financial performance and growth by introducing performance stock units (PSUs) as a component of annual equity bonuses for 2010 total reward. In the past, 100% of NEOs’ annual equity bonuses were awarded in the form of restricted stock units (RSUs). For fiscal 2010 total reward, all NEOs received 35% of their equity bonuses in the form of PSUs tied to two-year Revenue and Net Income per Share performance metrics.

•

Special one-time incentives, with value contingent on future performance, were awarded to encourage the successful execution of the RiskMetrics acquisition. The Committee granted PSUs to the NEOs (excluding the CEO and Mr. Neborak) that are tied to three-year EBITDA and Revenue performance metrics to support achievement of the Company’s strategic goals related to the successful integration of RiskMetrics.

•

In recognition of the CEO’s impact on building the Company, and to further strengthen the alignment of his interests with those of our shareholders, the Committee awarded him a special one-time grant of price-vested stock options following the end of fiscal 2010. These options deliver value only if both time-based and price-based vesting requirements are achieved.

With the help of its external compensation consultant, Semler Brossy Consulting Group LLC (Semler Brossy), the Committee invested considerable time to understand the external and internal factors affecting NEO pay in 2010. The Committee reviewed peer compensation analysis, kept apprised of changing government regulations affecting pay and reviewed the performance of individual named executive officers and the Company as a whole. Based on its evaluation of these factors, in particular company performance, and in consideration of each NEO’s experience and abilities, the Committee believes the NEO pay levels approved for fiscal 2010 performance are appropriate.

Executive Compensation Philosophy and Goals

Our compensation philosophy continues to be straightforward. We aim to implement a compensation program for our named executive officers that promotes achievement of our strategic goals. These Company strategic goals include sustaining, protecting and building our existing businesses, developing “next generation” products and pursuing transformational growth opportunities. Our executive compensation program is designed to provide a framework to implement this philosophy and encourages our named executive officers to make a long-term commitment to the Company.

The primary objectives of our compensation program are to:

•	Promote achievement of the Company’s strategic goals.

•

Attract, retain and motivate top-level talent. Our compensation program should provide each executive officer with a total compensation program that is market competitive and rewards individual performance. This objective is intended to ensure that we are not at a competitive disadvantage in attracting and retaining executive officers, while maintaining an appropriate cost structure. Accordingly, we use survey data prepared by third parties to assess the competitiveness of our compensation levels and, where appropriate, adjust compensation amounts to account for such factors as the executive’s level of experience, responsibilities and expected future contributions. We aim to compensate at the higher end of market practices to retain top-level talent.

•

Reward executives for individual and team accomplishments as well as Company performance. Our compensation program is structured to reward performance. Accordingly, our compensation program is weighted toward variable compensation, with base salary being the only component of an NEO’s total compensation that is fixed each year.

•

Align the long-term interests of our executive officers with those of our shareholders. Our compensation program should align executives’ interests with those of our shareholders by promoting actions that will have a long-term impact on increasing total shareholder return. Accordingly, a significant element of our compensation program is equity-based because we believe that aligning the incentives of management with the interests of shareholders will promote our long-term success.

The Committee recognizes that our executive officers are crucial to our continued business success. As a result, the Company has implemented an executive compensation program based largely on pay-for-performance principles that is expected to encourage each executive officer to strive for outstanding individual performance and drive Company performance. In making compensation decisions for fiscal 2010, the Committee did not utilize pre-set formulas to determine exact amounts for named executive officers other than those required to maintain maximum tax deductibility of compensation under Section 162(m) of the Internal Revenue Code (discussed below).

Consistent with our historical approach, our executive compensation philosophy for fiscal 2010 was implemented through a compensation structure which paid our named executive officers base salaries that represent a relatively small percentage of their potential total compensation while offering them the opportunity to earn significant incentive compensation in the form of an annual cash bonus and equity-based awards. We refer to the annual cash bonus and annual equity-based awards collectively as variable compensation.

We evaluate our compensation structure on an annual basis to ensure alignment with our compensation philosophy and business strategy. This review was particularly important in fiscal 2010 as the RiskMetrics acquisition, which significantly expanded our Company footprint, was a transformational change for MSCI. The Committee considered whether our compensation philosophy and structure required modification in light of the expanded footprint and new strategic imperatives.

Our total reward approach to compensation of the named executive officers has historically had three components—base salary, annual cash bonus and annual equity bonus comprised solely of restricted stock units. The Committee determined that the addition of performance stock units as a component of our annual equity grants was appropriate, as these awards would be designed to track and reward achievement of our clear strategic objectives relating to the successful integration of RiskMetrics into MSCI. Modifications to our compensation structure may be considered in fiscal 2011 and will be implemented to the extent such modifications are determined appropriate to support our compensation philosophy and business objectives.

The Committee’s compensation decisions for fiscal 2010 were based on its judgment and consideration of the importance of the executive to the Company, historical compensation, individual performance during the year, Company performance and market data. For fiscal 2010, the core drivers for NEO compensation decisions included the Company’s performance and individual contributions of the named executive officers to such performance. For more information on the factors used by the Committee in determining fiscal 2010 named executive officer compensation and the process followed, please see “—Determination of Executive Compensation—Considerations & Process” and “—Fiscal 2010 NEO Compensation Decisions” below.

Compensation Consultant

The Committee selected and engaged Semler Brossy as its independent compensation consultant to assist the Committee on a range of executive compensation matters, including the overall design of our executive compensation program, selection of peer group companies, provision of competitive market data and other matters related to our named executive officer compensation program.

The Committee recognizes that it is essential to receive objective advice from its outside advisor. Therefore, Semler Brossy reports directly to the Committee and the Committee retains sole responsibility for retaining or terminating them. Semler Brossy did not provide any other services to MSCI during fiscal 2010.

Determination of Executive Compensation—Considerations & Process

Our named executive officers are employees “at will” and therefore, the Company does not have any employment, severance, change in control or similar agreements with its named executive officers. As a result, the Company is not bound by any contractual requirements to compensate the named executive officers in a specific manner or amount and has the flexibility to alter or amend our compensation programs as circumstances dictate. The CEO makes recommendations on compensation for named executive officers other than himself and the Committee takes these recommendations into account in reaching its compensation decisions. In addition, the Human Resources Department provides data and analysis to aid the Committee in its decisions. The Committee has sole authority for final compensation decisions relating to the named executive officers.

There is no dominant factor driving the Committee’s compensation decisions. Instead, the Committee takes into account a myriad of factors in determining compensation components and setting compensation amounts. Among others, these factors include peer group analyses provided by Semler Brossy, compliance with Section 162(m) (as described below) and various financial and operational metrics. The importance of each individual factor may change from time to time, depending on the factual situation surrounding such decisions. We believe this continues to be the best approach for our Company, as it enables the Committee to balance competing interests, address evolving concerns and sufficiently meet Company objectives.

In fiscal 2010, the Committee applied a framework that identified key financial considerations by business area and provided comparisons to the Company’s primary peers. Although this framework did not include pre-set formulaic performance targets, it was intended to be used as a compensation monitoring tool that (i) established performance considerations, (ii) facilitated discussions with respect to the Company’s financial performance, the influences on such performance and actions to address any related issues and (iii) provided guidance with respect to quarterly and annual incentive accruals and final incentive compensation spending.

Pursuant to this framework, the Committee reviewed on a quarterly and annual basis actual performance with respect to the following financial measures: revenue, adjusted EBITDA, adjusted EBITDA margin, compensation expenses (excluding founders grant), non-compensation expenses (excluding depreciation and amortization), net income and earnings per share measures. While these financial measures were relevant to compensation decisions for fiscal 2010, the Committee plans to review the elements of the framework and identify the appropriate key financial considerations on a yearly basis.

Elements of Executive Compensation

Our current compensation program is based on the concept of “total reward,” which is consistent with our compensation program in prior years. The compensation program incorporates both fixed and variable components. The fixed component of our compensation program is comprised of an annual base salary. The variable component is comprised of incentive compensation in the form of an annual cash bonus and annual equity-based compensation. We continued our prior practice of determining variable compensation levels based on performance during the completed fiscal year while at the same time subjecting a significant portion of the ultimate value of such variable compensation to prospective Company performance. Please note that the following discussion relates to compensation decisions made with respect to service in fiscal 2010 and that, in accordance with SEC disclosure rules, equity grants made following the completion of fiscal 2010 are not reflected in the Summary Compensation Table. References to total reward or variable compensation in this Proxy Statement do not include the special equity awards described below.

For fiscal 2010, cash (base salary and annual cash bonus) represented 39% and an average of 59% of the total rewards for the CEO and the NEOs (excluding the CEO and Mr. Neborak), respectively (without taking into account the special one-time awards described below). These percentages are consistent with the allocation between cash and equity compensation for fiscal 2009. The portion of each compensation element as a percentage of 2010 total reward for the CEO and the other NEOs (including Mr. Obstler’s full year total reward and excluding Mr. Neborak’s compensation) was as follows:

The primary elements of our executive compensation program are described below.

Fixed Compensation

Annual Base Salary. Base salary is the sole fixed component of our executive compensation program. The annual base salary element offers our named executive officers a measure of certainty and predictability to meet ongoing living and other financial commitments. In setting base salaries for our named executive officers, the Committee has sought, to the extent possible, to establish base salaries that are competitive with those provided in our peer groups for similar positions. The Committee reviews the base salaries of our named executive officers on an annual basis.

Following the 2010 fiscal year, the Committee approved base salary increases for each of the named executive officers. The decision to increase base salaries was based on a number of factors including better alignment with base salaries paid to named executive officers at peer companies and the determination that the compensation program should provide additional liquidity in light of the fiscal 2009 shift towards increased equity compensation and the fiscal 2010 changes to our annual equity grants (described below).

Name	Current Base Salary Rate ($)	New Base Salary ($)
Henry Fernandez	600,000	900,000
David Obstler	400,000	500,000
David Brierwood	400,000	500,000	(1)
C.D. Baer Pettit	400,000	500,000	(1)
Gary Retelny	400,000	500,000

(1)	Base salary will be converted and paid in GBP

Variable Performance-Based Compensation

The variable elements of our compensation program include both an annual cash bonus and an annual equity bonus. In determining actual variable compensation amounts to be paid to the named executive officers for the completed performance period, the Committee takes into account a number of factors including Company and individual performance, historical compensation and market data. Committee decisions with respect to each of the named executive officers are further described below. To ensure that the Company maintains maximum tax deductibility of compensation, the amount of variable compensation payable to each named executive officer is subject to an annual cap established in accordance with a performance plan implemented under Section 162(m) of the Internal Revenue Code (discussed below).

There is no minimum or guaranteed amount of annual variable compensation payable to the named executive officers, meaning that the named executive officers may be paid no variable compensation with respect to any fiscal year. If the Committee makes a decision to pay variable compensation, it determines the total amount of variable compensation to be paid to each named executive officer, subject to the annual cap, and such amount is then allocated between a cash bonus and an equity bonus.

Annual Cash Bonus. For fiscal 2010, cash bonuses were awarded to our named executive officers and such bonuses were the larger component of their total cash compensation. We did not establish a cash bonus program with pre-set performance goals that were required to be met. The annual cash bonuses approved by the Committee for our named executive officers in respect of services for fiscal 2010 were primarily based on Company performance and individual and team performance and took into account a review of historical compensation paid to each named executive officer. See “—Fiscal 2010 NEO Compensation Decisions” below for the factors taken into consideration. Because we had no pre-determined formulas for calculation of such cash bonuses, the amounts of our annual cash bonuses to our named executive officers were discretionary and appear in the “Bonus” column of the “Summary Compensation Table” on page 32 of this Proxy Statement.

Annual Equity Bonus. Equity-based awards are intended to align the incentives of our named executive officers with the long-term performance of the Company and to promote long-term retention of key members of our management.

During fiscal 2009, we implemented an approach where equity awards to each named executive officer represented a fixed percentage of total reward. That fixed equity percentage was 61% for the CEO and 41% for each of the other named executive officers. With the assistance of Semler Brossy, the Committee re-examined these percentages to determine whether they should be adjusted for fiscal 2010. Specifically, the Committee reviewed data with respect to the percentage of compensation paid as equity to named executive officers at peer companies, the change in such percentages from 2009 and the possible explanations for the year to year movement. Following this review, the Committee determined that the fixed equity percentage should remain unchanged for fiscal 2010 and that it would reevaluate the appropriateness of the percentages in 2011.

Previously, in 2009 and 2008, the equity bonus portion of named executive officers’ variable compensation was awarded in the form of restricted stock units subject to time based vesting. Based on a 2010 review conducted by the Committee, with the guidance of Semler Brossy, a PSU component was added to the annual equity bonus. For fiscal 2010 total reward, all named executive officers were awarded 35% of the equity bonus portion of their variable compensation in the form of PSUs, with the remaining 65% awarded in RSUs. The Committee determined that PSUs would be an ideal complement to RSUs because PSUs support a number of objectives, including:

•	Enhancing alignment with the Company’s long-term strategy.

•	Providing a direct link between compensation received and medium-term and long-term performance.

•	Alignment with growth expectations, focusing on value created.

•	Alignment with competitive practices.

The addition of PSUs to our annual equity grants reinforces our commitment to pay for performance. The number of PSUs earned will be determined based on a combination of the Company’s two-year cumulative Revenue and two-year cumulative Net Income per Share. The actual number of PSUs earned may decrease to 50% or increase to 150% of grant amounts based on actual performance. Following completion of the two-year performance period, the Company will disclose the cumulative Revenue and Net Income per Share performance necessary for the NEOs to earn 100% of the grant amounts. We believe that performance resulting in 100% payout is challenging but reasonably likely to be achieved if the Company performance is consistent with our business plan. The earned PSUs will time-vest 50% on the final day of the performance period and 50% one year later. The following table sets forth the matrix that will be used to adjust the PSUs following the end of the performance period:

Special Acquisition-Related Equity Awards. On June 1, 2010, the Compensation Committee approved special one-time performance-based equity awards to Messrs. Obstler, Brierwood, Pettit and Retelny in recognition of their key roles in connection with the acquisition and integration of RiskMetrics. These awards were intended to further align the interests of these NEOs with the impact of the transaction on the future of the Company. The grants were made in the form of PSUs tied to three-year cumulative Adjusted EBITDA and Revenue of the combined company. The awards were as follows:

Name	Number of PSUs Awarded	Value of PSU Awards ($)
David M. Obstler	33,727	1,000,000
David C. Brierwood	67,454	2,000,000
C.D. Baer Pettit	67,454	2,000,000
Gary Retelny	67,454	2,000,000

The actual number of PSUs earned by each recipient may increase to a maximum of 200% or decrease to 0% of grant amounts based on performance over the three-year period, as follows:

Following completion of the three-year performance period, the Company will disclose the Adjusted EBITDA and Revenue performance necessary for the NEOs to earn 100% of the grant amounts. The performance criteria are likely to be difficult to achieve and 100% payout indicates that Company performance exceeded expectations based on current business plans.

To ensure the deductibility of the awards to the NEOs, such awards to the NEOs were contingent on and grants were delayed until determination that the value of such awards, when added to the value of the annual cash and annual equity awards, did not exceed the maximum award payable to each individual under Section 162(m). If the cap under the Company’s 162(m) performance plan was exceeded, the awards would be voided in their entirety.

CEO Price Vested Stock Options. In recognition of the CEO’s significant strides in transforming and building the Company, the Committee awarded Mr. Fernandez a special one-time price and time-vested stock option award following the 2010 fiscal year-end on December 14, 2010. The award was structured to create medium-term and longer-term alignment with shareholders by linking any future value to stock-price appreciation at or above price hurdles.

The award, consisting of four tranches, will not fully vest and become exercisable unless both time and price vesting conditions are satisfied. The options will time-vest beginning on the second anniversary of the grant date and continue vesting on each of the following three anniversaries thereafter. Between fulfillment of each time-vesting service requirement and the end of the stock option term, the closing stock price must be at or above price hurdles for 20 consecutive trading days in order to vest. The option exercise price was established as the closing price on the day prior to the December 14, 2010 grant date. The price-vesting hurdles were established at $5.00, $10.00, $15.00 and $20.00 above the $36.70 exercise price for each of the four respective tranches. The following table sets forth the service-vesting and price hurdle vesting requirements for the award:

Tranche	Options Awarded	Years of Service	Price Target
1	54,935	2	$41.70
2	52,631	3	$46.70
3	50,835	4	$51.70
4	49,774	5	$56.70

Benefits

The Company provides health, welfare and other benefits to remain competitive in hiring and retaining its employees. Our named executive officers are eligible to participate in these benefit plans on the same terms and conditions as all other employees.

Pension and Retirement Benefits. In the United States and the United Kingdom, the Company has established defined contribution plans for all employees. Contributions by the Company to these defined contribution plans for our named executive officers for the applicable period are disclosed in the “All Other Compensation” column in the “Summary Compensation Table” below.

Perquisites. We do not provide perquisites to our named executive officers.

Employment Agreements and Change in Control Arrangements. We do not have employment, severance or change in control agreements with any of our named executive officers. We also do not maintain a severance plan governing named executive officer terminations. MSCI provides severance benefits on a voluntary and discretionary basis (unless severance is required by local law). Historically, when MSCI has elected to provide severance benefits, such benefits were based on a variety of factors, including seniority, performance prior to termination and reason for termination.

In the event of a termination of employment or a change in control of the Company, the only benefits required to be provided to the named executive officers are those set forth in the agreements governing outstanding equity awards.

For the equity grants made in fiscal 2009 and fiscal 2010 in respect of service in fiscal 2008 and fiscal 2009, respectively, “double trigger” vesting continues to apply in most cases. For named executive officers, the awards are subject to “single trigger” accelerated vesting upon certain hostile change in control events or other qualifying change in control events (as defined in the applicable award certificate). In the case of Special Acquisition-Related Equity Awards made to certain employees in connection with the Company’s acquisition of RiskMetrics in June of 2010, vesting accelerates upon a “single trigger” change in control of MSCI. Any accelerated vesting of shares from the Special Acquisition-Related Equity Awards, would be calculated based on the performance results as measured from the beginning of the performance period up to the change in control date. Information on post-termination and change in control payments to our named executive officers as of November 30, 2010 (which does not include the special one-time performance-based equity awards or our annual equity grants, each of which was made following the end of fiscal 2010) is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 35 of this Proxy Statement.

Following his July 2, 2010 termination from the Company, Mr. Neborak was paid severance in the amount of $1,051,071. This severance payment consisted of a lump sum cash amount of $1,041,325 (minus all applicable taxes and withholdings), representing a pro-rata portion of his 2009 cash bonus and 16 weeks base salary. In addition, Mr. Neborak received a group health replacement payment of $9,746 (minus all applicable taxes and withholdings), representing the approximate amount of COBRA continuation premiums for six months.

Peer Groups

The Company utilizes two peer groups, a primary and a secondary group, as inputs in determining appropriate pay levels and pay structures for our named executive officers. Our primary peer group includes ten (10) direct comparators, the selection of which was based on identifying the most relevant companies in terms of: (i) business model, (ii) scale, (iii) geographic footprint, (iv) ownership structure, (v) competitors for talent and (vi) “opportunity cost” comparators with respect to talent, including companies providing alternative career paths for the MSCI executive talent profile.

As a result of the Company’s change in scope and scale, primarily due to the RiskMetrics acquisition, Semler Brossy conducted a thorough review of both our primary and secondary peer groups. This review led to a number of changes. Our primary peer group of companies established in fiscal 2009 was modified as follows for fiscal 2010:

•	Moody’s Corporation (Moody’s), Equifax Inc. and The Dun & Bradstreet Corporation (Dun & Bradstreet) were added because they have size, scope and business models that are comparable to the Company; and

•

RiskMetrics was deleted because it was acquired by the Company in 2010, and Investment Technology Group, Inc. was deleted because the Company’s increased scale now captures more relevant competitors for talent.

Our primary peer group includes the following ten (10) companies:

• Dun & Bradstreet	• Interactive Data Corporation
• Equifax Inc.	• Moody’s
• FactSet Research Systems Inc.	• Morningstar, Inc.
• Fair Isaac Corporation	• SEI Investments Company
• IHS Inc.	• Verisk Analytics, Inc.

The primary peer group is used as a reference for all named executive officers. However, for the CEO, a secondary peer group is used as an additional reference. The relevance of the primary peer group as a reference for CEO pay levels is limited because there is a wide variation in CEO compensation structures and pay practices within the group. This is due to a number of factors, including significant ownership stakes by CEOs in those peer companies.

The secondary peer group provides greater insight into competitive CEO pay practices and a more robust data set, providing further input to the CEO compensation decision making process. To select companies with similar characteristics to MSCI in similar and adjacent industries, Semler Brossy applied the following seven (7) objective screening criteria to identify the secondary peer group: (i) select Global Industry Classification Standards (GICS) sub-industries, (ii) revenues, (iii) net income, (iv) operating margin, (v) revenue per employee, (vi) foreign sales component and (vii) single incumbent in the CEO position.

Based on these screening criteria, the Committee made the following changes to the secondary peer group following Semler Brossy’s review:

•

Autodesk, Inc., BMC Software, Inc., Global Payments Inc., Interactive Brokers Group, Inc., JDA Software Group, Inc., John Wiley & Sons, Inc., McAfee, Inc., MoneyGram International, Inc., Rackspace Hosting, Inc., Rovi Corporation (Rovi), Teradata Corporation (Teradata), United Online, Inc., ValueClick, Inc. and VMware, Inc. were added because they meet the above criteria, and

•

Digital River, Inc., j2 Global Communications, Inc., NetScout Systems, Inc. and Penson Worldwide, Inc. were deleted because they are no longer close enough in size to the Company to be considered relevant peers.

Our secondary peer group includes the following 29 companies:

• Akamai Technologies Inc.	• Interactive Brokers Group, Inc.	• Rovi
• ANSYS, Inc.	• IntercontinentalExchange, Inc.	• Solera Holdings, Inc.
• Autodesk, Inc.	• Janus Capital Group Inc.	• Sybase, Inc.
• BMC Software, Inc.	• JDA Software Group, Inc.	• Teradata
• Equinix, Inc.	• John Wiley & Sons, Inc.	• TIBCO Software Inc.
• FTI Consulting, Inc.	• McAfee, Inc.	• TNS, Inc.
• Gartner, Inc.	• MoneyGram International, Inc.	• United Online, Inc.
• GFI Group Inc.	• Navigant Consulting, Inc.	• ValueClick, Inc.
• Global Payments Inc.	• Progress Software Corporation	• VMware, Inc.
• Informatica Corporation	• Rackspace Hosting, Inc.

The compensation analysis of the primary and secondary peer groups took into account base salary, total cash compensation and total direct compensation, which includes annual cash incentives and equity-based compensation. The analysis served as a reference for pay levels and practices, without benchmarking to a specified target. Based on this analysis, the Compensation Committee believes that, in aggregate, the total reward in respect of services for fiscal 2010 for our named executive officers is both appropriate and competitive.

Tax Considerations

Section 162(m) of the Internal Revenue Code and the supporting regulations generally limit tax deductibility of compensation in excess of $1 million paid to a named executive officer other than the Chief Financial Officer during any taxable year. However, this limitation does not apply to qualified performance-based compensation. For all of our named executive officers, annual cash bonus and annual equity compensation are determined under the terms of a performance-based plan, implemented under Section 162(m) of the Internal Revenue Code and approved by our shareholders. This plan provides that each Section 162(m) participant will be eligible under the plan to earn an annual variable compensation award for each fiscal year up to a maximum amount equal to the following percentages of Adjusted EBITDA (as defined in the plan) for that fiscal year:

•	5% for the CEO,

•	4% for the second highest compensated Section 162(m) participant, and

•	2% for each of the other Section 162(m) participants.

The Committee is comprised of “outside directors” as defined under Section 162(m) of the Internal Revenue Code. In determining the annual variable compensation amounts payable under the plan, the Committee may pay a Section 162(m) participant up to but not in excess of the maximum amounts described above, taking into account factors that they may deem relevant to the assessment of individual or corporate performance for the year. The Committee reviewed and approved the 2010 annual variable compensation awards. As part of its approval of fiscal 2010 incentive compensation for our named executive officers, the Committee reviewed the maximum amount yielded by the application of the shareholder-approved performance formula described above, and certified that the Company’s financial results for fiscal 2010 satisfied the performance criteria of Section 162(m).

The Committee considers Section 409A of the Internal Revenue Code when determining compensation paid to our named executive officers and structures its compensation arrangements in a way intended to avoid the imposition of any additional tax, interest or penalties under Section 409A.

Fiscal 2010 NEO Compensation Decisions

In determining the variable component of the total reward (cash and equity bonuses) for the named executive officers for fiscal 2010, the Committee took into account the performance of the Company, as highlighted in the “Executive Summary” above, and the performance of each individual. The Committee considered each individual’s performance and contributions to the Company’s performance as described below:

Henry A. Fernandez. Mr. Fernandez has been the CEO of the Company since 1998 and has been instrumental in its organization as a stand-alone business and its growth from essentially a single product company to a fully independent public company offering an array of investment decision support tools to financial services institutions around the world. Under his leadership, the Company has successfully acquired RiskMetrics, Measurisk and Barra, Inc., transforming the Company into a leading global provider of investment decision support tools. Mr. Fernandez’s leadership and actions were instrumental in enabling the Company to increase pro forma revenue levels by 9% and pro forma Adjusted EBITDA by 14% in fiscal 2010. His disciplined expense management efforts held pro forma Adjusted EBITDA expenses to a 6% increase. See “—Executive Summary—2010 Business Highlights” above and Attachment A for reconciliations to GAAP.

The Committee approved a total reward for Mr. Fernandez in the amount disclosed in this Proxy Statement, which was greater than the total rewards of our other NEOs. His total reward was based on our compensation philosophy and the Compensation Committee’s subjective evaluation of his performance, the unique contributions he makes to the Company and the various other factors described above, including our goal of providing incentives for top-level talent.

David M. Obstler. Mr. Obstler has been our Chief Financial Officer since the closing of the RiskMetrics acquisition on June 1, 2010. Prior to that, he was Chief Financial Officer of RiskMetrics from January 2005 through June 2010. Mr. Obstler is responsible for the financial management of the Company. In fiscal 2010, following the closing of the transaction, Mr. Obstler led the integration of the financial, MIS and sales operations groups of RiskMetrics and MSCI. This included the integration of financial and information systems, the addition of new functionality to the Company’s financial reporting systems, the creation of combined financial and business reporting, and enhancements to the quality and controls of the finance organization. Mr. Obstler has also led a number of initiatives related to the realization of cost synergies resulting from the RiskMetrics acquisition.

David Brierwood. Mr. Brierwood has been our Chief Operating Officer since 2006, leading our research, information technology and software engineering efforts. In fiscal 2010, Mr. Brierwood oversaw the integration of RiskMetrics’ operations to achieve cost synergies across all functions of the combined company. He made strides in deepening the Company’s focus on research and innovation geared toward new product development and existing product enhancement. Mr. Brierwood’s emphasis on improving operational efficiencies contributed significantly to holding pro forma Adjusted EBITDA expense growth to 6% over 2009. See “—Executive Summary—2010 Business Highlights” above and Attachment A for reconciliations to GAAP.

C.D. Baer Pettit. Mr. Pettit has been Head of Client Coverage since 2001 and Head of Marketing since 2005. Mr. Pettit’s key focus during 2010 was the full integration of RiskMetrics’ client facing staff into the MSCI client coverage organization. The client coverage team was reorganized along client segment lines following the merger, and RiskMetrics and MSCI staff were joined together in this structure, while maintaining product specialization at the individual team member level. The client service organization was further globalized, and uniform standards were established across the global organization. This was done while maintaining the pace of sales growth in each individual business. The MSCI client organization now includes roughly 375 people in over 20 offices.

Gary Retelny. Mr. Retelny has served the Company in various leadership positions since 2003. He is currently the Chief Administrative Officer, and is responsible for Strategy, Business Development, Legal,

Internal Audit and Human Resources. Mr. Retelny’s diverse leadership skills have been critical to the Company’s establishment and development as a stand-alone public company, including the implementation of the Company’s internal audit function and the Company’s corporate governance practices. He also provides valuable support to our Board and serves as an effective liaison between the Board and management. As Head of Strategy and Business Development, Mr. Retelny is engaged in evaluating and analyzing growth strategies for the Company, including assessing various acquisition opportunities. He works very closely with the CEO on all strategic matters. In 2010, Mr. Retelny led the acquisition team for RiskMetrics and Measurisk, which included securing the $1.3 billion credit facility used in the financing of the RiskMetrics acquisition. He then served as deputy head of the RiskMetrics integration team, leading consolidation efforts between the two companies.

Based on Company performance factors, individual performance factors, the importance of the individual to the Company, historical compensation and the compensation of executive officers in our compensation peer groups (used as a reference without benchmarking to a specified target), the Committee determined the annual variable compensation awarded for fiscal 2010 as shown in the table below. The values in this table differ from those shown in the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table” on page 32 due to SEC regulations providing that equity awards are reported based on the year of grant, rather than the service year to which they relate. The equity awards granted in December 2010 (relating to fiscal 2010) performance will be disclosed in the Summary Compensation Table in our proxy next year. The 2010 Summary Compensation Table in this proxy includes disclosure for equity awards granted in fiscal 2010 for fiscal 2009 performance.

Name	Base Salary ($)(1)	Cash Bonus ($)	Value of RSU Awards ($)(2)	Value of PSU Awards ($)(2)	Total Reward ($)
Henry A. Fernandez	600,000	1,642,500	2,279,875	1,227,625	5,750,000
David M. Obstler	379,315	417,185	359,775	193,725	1,350,000
David C. Brierwood	387,698	1,205,302	719,550	387,450	2,700,000
C.D. Baer Pettit	387,698	762,802	519,675	279,825	1,950,000
Gary Retelny	400,000	632,500	466,375	251,125	1,750,000

(1)

Represents base salaries paid during fiscal 2010. Messrs. Brierwood and Pettit’s salaries were converted to U.S. dollars using an exchange rate of £1 to $1.55079, the average of fiscal 2010 month-end exchange rates used for internal total reward calculations. For Mr. Obstler, the table includes base salary earned while working for RiskMetrics prior to the acquisition.

(2)

Represents the dollar value of RSU and PSU awards granted on December 14, 2010 as the equity-based component of their fiscal 2010 annual variable compensation (and in respect of service during fiscal 2010). The number of RSUs and PSUs awarded was determined by dividing the dollar value of the award by $36.70, the closing price of our class A common stock as reported by the NYSE on December 13, 2010, rounded down to the nearest whole share. Based on this approach, 62,121, 9,803, 19,606, 14,160 and 12,707 RSUs were awarded to Messrs. Fernandez, Obstler, Brierwood, Pettit and Retelny, respectively. The RSUs generally vest over three years with 33% of the award vesting each year beginning December 2011. Also based on this approach, 33,450, 5,278, 10,557, 7,624 and 6,842 PSUs were awarded to Messrs. Fernandez, Obstler, Brierwood, Pettit and Retelny, respectively. These amounts reflect the grant date number of PSUs awarded to each NEO and may decrease to 50% of the awarded amount or increase to 150% of the awarded amount based on Company performance. The PSUs time-vest 50% on the last day of the performance period and 50% one year later. See “—Elements of Executive Compensation—Variable Performance-Based Compensation—Annual Equity Bonus” above for additional information with respect to the vesting of the PSUs.

Compensation Risk Assessment

The Compensation Committee believes that the design, implementation and governance of our executive compensation program is consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation and risks and rewards.

•	Most importantly, the compensation framework used for making compensation decisions is multi-faceted and subject to the application of informed judgment by the Compensation Committee.

•	Rather than tying compensation decisions to one or several fixed metrics, we consider a broad array of factors that are subject to change based on facts and circumstances.

•

To further ensure that the interests of our named executive officers are aligned with those of our shareholders, a significant portion of their incentive compensation is awarded as long-term equity that is paid over three years.

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keep our named executive officers focused on the creation of long-term, sustainable value for our shareholders, and (iii) provide competitive and appropriate levels of compensation over time.

The Committee has reviewed our compensation policies as generally applicable to all of our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010 filed with the Securities and Exchange Commission.

Respectfully submitted,

Rodolphe M. Vallee (Chair)

Benjamin F. duPont

Catherine R. Kinney

Summary Compensation Table

The following table sets forth information regarding compensation paid or awarded from MSCI to the Company’s named executive officers during the fiscal years 2008, 2009 and 2010.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Henry A. Fernandez Chief Executive Officer and President	2010	600,000	1,642,500	3,232,980	0	0	17,640	5,493,120
	2009	425,000	1,642,000	2,065,346	0	114,818	7,231	4,254,395
	2008	250,000	2,984,650	0	0	3,883	24,464	3,262,997

David M. Obstler (6) Chief Financial Officer	2010	200,240	417,185	1,000,006	0	0	2,000	1,619,431

Michael K. Neborak Chief Financial Officer (until May 31, 2010)	2010	236,410	0	614,996	0	0	1,068,711	1,920,117
	2009	312,500	572,500	462,496	0	0	273,897	1,621,393
	2008	225,000	1,162,500		0	0	7,788	1,395,288

David C. Brierwood Chief Operating Officer	2010	387,915	1,205,302	3,024,982	0	0	0	4,618,199
	2009	326,311	1,148,689	1,681,875	0	11,858	0	3,168,733
	2008	326,476	1,495,211	0	0	2,858	398,344	2,222,889

C.D. Baer Pettit Head of Client Coverage	2010	387,915	762,802	2,737,986	0	0	38,791	3,927,494
	2009	310,773	751,227	418,524	0	0	155,059	1,635,583
	2008	284,915	1,096,551	0	0	0	316,232	1,697,698

Gary Retelny Head of Strategy and Business Development and Chief Administrative Officer	2010	400,000	632,500	2,656,011	0	0	17,640	3,706,151
	2009	292,500	651,500	347,736	0	20,460	49,114	1,361,310
	2008	185,000	967,250	0	0	0	7,488	1,159,738

(1)

Base salaries for Messrs. Brierwood and Pettit were paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.55166, $1.55386, and $1.89943 for fiscal 2010, 2009 and 2008, respectively. Mr. Neborak’s base salary represents the time period of December 1, 2009 through July 2, 2010, the date his employment terminated.

(2)

Annual cash bonus amounts were paid in January 2011 for service with respect to fiscal 2010, in January 2010 for service with respect to fiscal 2009 and in January 2009 for service with respect to fiscal 2008.

(3)

Represents the aggregate grant date fair value of RSUs granted in fiscal 2010 and PSUs with a service inception date in fiscal 2010 (which were granted following fiscal 2010) based on the then-probable outcome of the performance conditions, calculated in accordance with FASB ASC Subtopic 718-10, “Compensation-Stock Compensation” (FASB ASC Subtopic 718-10). The grant date value of the PSUs, assuming the highest level of performance conditions will be achieved, is $2,000,011 for Mr. Obstler and $4,000,022 for Messrs. Brierwood, Pettit and Retelny. Information regarding these calculations is set forth in footnotes 1 and 12 to the consolidated financial statements included in the Company’s 2010 Annual Report on Form 10-K.

(4)

The Company does not offer defined benefit pension plans or a nonqualified deferred compensation plan to named executive officers and no longer reports with respect to Morgan Stanley plans as MSCI is no longer affiliated with Morgan Stanley (as MSCI was in fiscal 2008 and 2009).

(5)	The “All Other Compensation” column includes contributions made by the Company under our defined contribution plans and other programs for fiscal 2010, as detailed below:
(a)

Company matching contributions to the MSCI 401(k) Retirement Savings Plan were $17,640 for Messrs. Fernandez, Neborak and Retelny. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Mr. Pettit totaling £24,999 ($38,791). Mr. Obstler received $2,000 in Company matching contributions from the RiskMetrics Group, Inc. 401(k) Plan in January, 2011 for

the 2010 Plan year. The RiskMetrics Group, Inc. 401(k) Plan was merged into the MSCI 401(k) Retirement Savings Plan effective January 1, 2011 and, therefore, no future matching contributions will be made under the plan. Mr. Brierwood did not participate in the MSCI Barra Group (UK) Personal Pension Plan. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.55166.

(b)	Mr. Neborak received severance of $1,051,071 in connection with the termination of his employment on July 2, 2010.
(6)	Reflects compensation paid to Mr. Obstler after he joined MSCI as Chief Financial Officer on June 1, 2010, following the Company’s acquisition of RiskMetrics.

Grants Of Plan-Based Awards

The following table sets forth information regarding awards granted to our named executive officers during fiscal 2010.

Name	Grant Date	Compensation Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold (#)	Target (#)	Maximum (#)
Henry A. Fernandez	12/15/2009	12/11/2009				96,191			3,232,980	(3)

David M. Obstler	12/14/2010	12/10/2010	13,491	33,727	67,454				1,000,006	(4)

Michael K. Neborak	12/15/2009	12/11/2009				18,298			614,996	(3)

David C. Brierwood	12/15/2009	12/11/2009				30,496			1,024,971	(3)
	12/14/2010	12/10/2010	26,981	67,454	134,908				2,000,011	(4)

C.D. Baer Pettit	12/15/2009	12/11/2009				21,957			737,975	(3)
	12/14/2010	12/10/2010	26,981	67,454	134,908				2,000,011	(4)

Gary Retelny	12/15/2009	12/11/2009				19,518			656,000	(3)
	12/14/2010	12/10/2010	26,981	67,454	134,908				2,000,011	(4)

(1)

Represents PSU awards granted in connection with the acquisition of RiskMetrics. The Committee contingently awarded the PSUs in June 2010 subject to Section 162(m) certification following the end of the fiscal year, which took place on December 10, 2010. We account for these awards based on the service inception date in June 2010, based upon the probable outcome of the performance conditions. The actual number of PSUs earned is based on Company performance and will be adjusted to zero if threshold performance is not satisfied. The PSU awards time-vest ratably in two equal annual installments beginning in December 2011.

(2)	Represents RSU awards granted during fiscal year 2010 for services rendered during fiscal 2009. The RSU awards vest ratably in three annual installments beginning in December 2010.
(3)

Represents the grant date fair value of stock awards granted in fiscal 2010, as computed in accordance with FASB ASC Subtopic 718-10 (formerly FAS No. 123R). The grant date fair value for these stock awards of $33.61 per share was based on the closing price of MSCI’s class A common stock on the trading day preceding the grant date.

(4)

Represents the fair value of stock awards with a service inception date in fiscal 2010 based upon the probable outcome of the performance conditions at the service inception date, as computed in accordance with FASB ASC Topic ASC Subtopic 718-10 (formerly FAS No. 123R). The fair value for these stock awards of $29.65 per share was based on the closing price of MSCI’s class A common stock on the trading day preceding the service inception date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable stock options and outstanding restricted stock units held by our named executive officers on November 30, 2010 that remain subject to forfeiture and cancellation provisions.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Henry A. Fernandez	427,290	142,430	18.000	11/14/2017	360,200	12,268,412
David M. Obstler	212,811		6.620	1/28/2015	14,520	494,551
	45,375		9.920	12/31/2015
	20,418	6,805	21.070	12/31/2016
	11,253	10,890	24.110	1/25/2018
	5,445	16,335	16.480	2/23/2019
Michael K. Neborak(4)
David C. Brierwood	133,213	44,405	18.000	11/14/2017	161,751	5,509,239
C.D. Baer Pettit	40,215	40,216	18.000	11/14/2017	89,571	3,050,788
Gary Retelny	36,026	36,027	18.000	11/14/2017	78,945	2,688,867

(1)

Includes stock options awarded to Mr. Obstler as an employee of RiskMetrics and subsequently assumed by MSCI at the time of the acquisition. Mr. Obstler’s options vest 17,695 on December 31, 2010, 10,890 on December 31, 2011 and 5,445 on December 31, 2012. All unvested options held by the NEOs other than Mr. Obstler vest on November 14, 2011.

(2)

Represents outstanding RSUs held on November 30, 2010 that remain subject to forfeiture and cancellation provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez and Brierwood. Equity awards granted to employees eligible for Full Career Retirement vest on the date Full Career Retirement eligibility is attained. An employee becomes eligible for Full Career Retirement at age 50 with 12 years as a Managing Director, at age 50 with 15 years as an officer, at least age 55 with 5 years of service (the sum of age plus years of service must equal or exceed 65) or 20 years of service. The number of RSUs included in this table vest on the following dates for each named executive officer:

	Number of RSUs Vesting by Date
Name	12/20/10	12/31/10	1/10/11	11/14/11	12/19/11	12/31/11	1/9/12	12/17/12	12/31/12	12/31/13
Henry A. Fernandez	32,064	0	43,463	177,084	32,064	0	43,462	32,063	0	0
David Obstler	0	3,630	0	0	0	3,630	0	0	3,630	3,630
Michael K. Neborak	0	0	0	0	0	0	0	0	0	0
David C. Brierwood	10,166	0	30,132	55,209	10,166	0	30,132	25,946	0	0
C.D. Baer Pettit	7,319	0	8,807	50,000	7,319	0	8,807	7,319	0	0
Gary Retelny	6,506	0	7,318	44,792	6,506	0	7,317	6,506	0	0

(3)	The market value of outstanding RSUs is based on a share price of $34.06, the closing price of our class A common stock on November 30, 2010, rounded to the nearest whole number.
(4)	Mr. Neborak terminated from the Company in fiscal year 2010. All of his outstanding stock options and RSUs were vested in fiscal year 2010 upon his termination of employment.

Option Exercises and Stock Vested

The following table contains information with regard to stock options exercised by our named executive officers and vesting and conversion of RSUs held by the named executive officers during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	0	0	220,546	7,865,607
David M. Obstler	50,000	1,407,528	0	0
Michael K. Neborak	83,782	1,348,444	99,579	2,830,812
David C. Brierwood	0	0	85,341	3,024,316
C.D. Baer Pettit	80,431	1,520,886	58,808	2,101,376
Gary Retelny	72,052	928,491	52,109	1,862,707

(1)	The value realized is based on the closing price of MSCI class A common stock on the date of option exercise and stock vesting as applicable.

Potential Payments Upon Termination or Change in Control

Terminations Other than Death, Disability, Involuntary Termination without Cause, Governmental Service or Specified Terminations following a Change in Control. Upon termination of an executive officer’s employment for any reason other than death, disability, involuntary termination without cause, governmental service or specified terminations following a change in control, his unvested RSUs and stock options will be cancelled immediately. Equity awards granted to employees who are eligible for Full Career Retirement are cancelled following an involuntary termination for cause.

Death or Disability. Upon termination of an executive officer’s employment due to death or disability, the RSUs will convert to shares and unvested stock options will become exercisable.

Involuntary Termination. If the Company terminates an executive officer’s employment under circumstances not involving cause and he signs an agreement and release satisfactory to the Company, his unvested RSUs will convert to shares and his unvested stock options will become exercisable.

Governmental Service. Upon termination of an executive officer’s employment as a result of commencing employment with a governmental employer (or his subsequent employment with a governmental employer following termination of employment), the RSUs will convert to shares, and unvested stock options will become exercisable, provided that the executive officer demonstrates that the divestiture of his continued interest in the equity awards is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law.

Change in Control. In the event of a change in control of MSCI and a “qualifying termination” (defined as a resignation from employment for good reason or a termination not for cause within 18 months following the change in control), all outstanding founders’ grant stock options and RSUs granted as one-time awards at the time of the IPO, in November 2007, will vest in full. For the equity grants made in fiscal 2009 and fiscal 2010 in respect of service in fiscal 2008 and fiscal 2009, respectively, “double trigger” vesting continues to apply in most cases. For named executive officers, the awards are subject to “single trigger” accelerated vesting upon certain hostile change in control events or other qualifying change in control events (as defined in the applicable award certificate).

Mr. Neborak was paid severance in the amount of $1,051,071 following his July 2, 2010 termination from the Company. This severance payment consisted of a lump sum cash amount of $1,041,325 (minus all applicable taxes and withholdings), representing a pro-rata portion of his 2009 cash bonus, and 16 weeks base salary. In addition, Mr. Neborak received a group health replacement payment of $9,746 (minus all applicable taxes and withholdings), representing the approximate amount of COBRA continuation premiums for six months.

The following table represents the amounts to which our named executive officers or their estates would have been entitled had their employment been terminated on November 30, 2010.

Name	Termination Due to Death, Disability, Involuntary Termination without Cause, Government Service or Certain Terminations Following a Change in Control(1)
Henry A. Fernandez(2)	$8,318,907
David Obstler	$978,473
David C. Brierwood(2)	$2,593,563
C.D. Baer Pettit	$3,696,657
Gary Retelny	$3,267,460

(1)	These amounts are comprised of the value associated with the acceleration of unvested RSUs and stock options and are based on a closing stock price of $34.06 per share as of November 30, 2010.
(2)

For Messrs. Fernandez and Brierwood, the amounts exclude unvested but outstanding December 17, 2008 and December 15, 2009 RSUs due to the awards’ Full Career Retirement provision. As of November 30, 2010, the values of these awards were $6,236,931 and $3,628,821 for Messrs. Fernandez and Brierwood, respectively. These awards would be cancelled following an involuntary termination for cause (as defined in the award agreement).

 Item 2—Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) enables MSCI’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Please refer to “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” above for an overview of the compensation of our named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on MSCI, the Compensation Committee of the Board, or the Board. The Board and the Compensation Committee value the opinions of MSCI’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our Board unanimously recommends a vote “FOR” the approval of the compensation of MSCI’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Item 3—Advisory Vote on the Frequency of Executive Compensation Votes in the Future

The Dodd-Frank Act also enables MSCI’s shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast a vote on the compensation of MSCI’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

The Company values the opinion of its shareholders and believes that an annual say-on-pay vote will best reinforce MSCI’s desire to communicate with its shareholders. An annual say-on-pay vote will allow the Company’s shareholders to regularly express a view on the Company’s compensation policies and practices.

This vote is advisory and therefore not binding on MSCI or the Board. The Board and the Compensation Committee will carefully consider the shareholder vote on this proposal, along with all other expressions of shareholder views it receives on this matter.

Our Board unanimously recommends that an advisory vote to approve the compensation of our named executive officers be held “EVERY YEAR.”

Director Compensation and Stock Ownership Guidelines

In fiscal 2010, each non-employee director was entitled to receive an annual cash retainer of $75,000, but could elect, under the terms of the MSCI Inc. Independent Directors’ Equity Compensation Plan (IDECP), to receive an equivalent amount of our class A common stock in lieu of the cash retainer. In addition to the annual retainer, non-employee directors were also entitled to the following cash retainers for serving as chairs and/or non-chair members of the Board’s standing committees. These amounts were also subject to the election discussed in the preceding sentence. Directors do not receive meeting fees and employee directors do not receive any separate compensation for their Board activities.

Retainer
Committee Chair
Audit Committee	$25,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$15,000

Committee Non-Chair Member
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

Each non-employee director was also entitled to receive an annual equity award payable in RSUs having an aggregate fair market value of $50,000 based on the closing price of our class A common stock as reported by the NYSE on the date of grant (any fractional shares are paid in cash). Effective in May 2011, the annual equity retainer will be increased to $90,000 for non-employee directors and $115,000 for the Lead Director. Under the terms of the IDECP in place during fiscal 2010, a non-employee director was defined as a director who was not an employee of the Company or Morgan Stanley or any of their affiliates. On January 12, 2011, the Board amended and restated the IDECP to, among other things, remove this reference to Morgan Stanley.

Cash retainers and RSU awards are prorated when a director joins the Board or a Committee at any time other than the annual meeting of shareholders. RSUs granted on the date of an annual meeting of shareholders vest one year from the date of grant. RSUs not granted on the date of an annual meeting of shareholders vest on the one year anniversary of the most recent annual meeting of shareholders held prior to the date of grant. RSUs are recognized as an expense in the Company’s financial statements for financial reporting purposes with respect to fiscal 2010 in accordance with FASB ASC Subtopic 718-10.

Holders of these RSUs are entitled to participate in dividend equivalent payments and such payments may be settled in cash, shares of our class A common stock, or a combination thereof, to be decided by the Company in its sole discretion. Prior to the conversion, RSU holders will not have any rights as an MSCI shareholder, including the right to vote the underlying shares. The RSUs are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The RSUs will vest and convert immediately upon termination of service for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested restricted stock units will be cancelled and forfeited.

Non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

Fiscal 2010 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1) (2)	Stock Awards ($)(1) (3) (4) (5)	All Other Compensation ($)	Total ($)
Benjamin F. duPont(6)	95,023	49,978	—	145,001
Alice W. Handy(7)	109,235	64,903	—	174,138
Catherine R. Kinney(8)	102,734	49,978	—	152,712
Linda H. Riefler(9)	125,000	—	—	125,000
George W. Siguler(10)	109,235	64,903	—	174,138
Scott M. Sipprelle(11)	100,029	49,978	—	150,007
Patrick Tierney(12)	71,033	41,774	—	112,807
Rodolphe M. Vallee(13)	110,944	49,978	—	160,922

(1)

Amounts include cash earned or paid, or stock awards granted, as applicable, during the last four months of the April 2009 through April 2010 Board term (2009 Board Term) and during the first eight months of the April 2010 through April 2011 Board term (2010 Board Term). The last four months of the 2009 Board Term and first eight months of the 2010 Board Term constitute MSCI’s 2010 fiscal year.

(2)	Cash amounts in the table above include the annual retainers and committee chair and member fees as well as cash payments in lieu of fractional RSUs.
(3)

Represents the aggregate grant date fair value of RSUs granted in fiscal 2010 calculated in accordance with FASB ASC Subtopic 718-10. The fair value is calculated by multiplying the closing price of our class A common stock on the date of grant by the number of units awarded. For assumptions regarding these calculations, please see footnotes 1 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K filed on January 31, 2011. However, the values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest.

(4)

On December 14, 2009, in connection with joining the Board, Ms. Handy and Mr. Siguler each received 444 RSUs (determined by dividing the pro-rated amount of $14,933 by $33.61, which was the closing price per share of our class A common stock on the grant date and a fractional amount of $8 was paid in cash). The RSUs vested on April 2, 2010 and are not reflected in the aggregate number of stock awards outstanding in fiscal year end provided in footnote (5) to this table. On April 8, 2010, Messrs. duPont, Siguler, Sipprelle and Vallee, and Mmes. Handy and Kinney each received 1,381 RSUs (determined by dividing $50,000 by $36.19, which was the closing price per share of our class A common stock on the grant date and a fractional amount of $22 was paid in cash) under the IDECP for the 2010 Board Term. The RSUs will vest on April 8, 2011. On June 7, 2010, Mr. Tierney received 1,484 RSUs (determined by dividing the pro-rated amount of $41,780 by $28.15, which was the closing price per share of our class A common stock on the grant date and a fractional amount of $6 was paid in cash) under the IDECP for the remainder of the 2010 Board Term. The RSUs will vest on April 8, 2011.

(5)

As of November 30, 2010, each of our non-employee directors had the following outstanding stock awards in the form of RSUs: Messrs. duPont, Siguler, Sipprelle and Vallee and Mmes. Handy and Kinney each had 1,381 RSUs outstanding; Mr. Tierney had 1,484 RSUs outstanding; and Ms. Riefler did not have any RSUs outstanding.

(6)

Mr. duPont elected to receive 100% of the fees he is entitled to for the 2010 Board Term, consisting of a $75,000 retainer for his service on the Board and a $20,000 retainer for his service as a member of the Audit Committee and Compensation Committee, in the form of our class A common stock. He received a total of 2,625 shares of our class A common stock. He also received $23 as a cash payment for fractional shares.

(7)

On December 14, 2009, Ms. Handy received $22,397 as a pro-rated retainer fee for her appointment to the Board for the remainder of the 2009 Board Term. On January 25, 2010, Ms. Handy received $1,808 as a pro-rated retainer fee for her appointment as a member of the Nominating and Corporate Governance Committee for the remainder of the 2009 Board Term. On April 8, 2010, Ms. Handy received $85,000 as a retainer fee for her service on the Board and as a member of the Nominating and Corporate Governance Committee for the 2010 Board Term. She also received $30 as a cash payment for fractional shares in fiscal 2010.

(8)

On January 25, 2010, Ms. Kinney received $2,712 as a pro-rated retainer fee for her appointment as Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee for the remainder of the 2009 Board Term. On April 8, 2010, Ms. Kinney received $100,000 for her service on the Board, as Chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee for the 2010 Board Term. She also received $22 as a cash payment for fractional shares in fiscal 2010.

(9)

On May 14, 2010, the Board approved a change to the Director Cash Payment Policy to permit payment of the cash retainer to be made to Ms. Reifler for the 2010 Board Term. In connection with this change, Ms. Riefler received $75,000 as a retainer fee for her service on the Board. In lieu of the RSUs awarded under the IDECP to directors for the 2010 Board Term, Ms. Riefler was granted $50,000, payable on April 8, 2011. As a result of the amendments to the IDECP, Ms. Riefler will be eligible to receive equity for her appointment to the Board for the 2011 Board Term.

(10)

On December 14, 2009, Mr. Siguler received $22,397 as a pro-rated retainer fee for his appointment to the Board for the remainder of the 2009 Board Term. On January 25, 2010, Mr. Siguler received $1,808 as a pro-rated retainer fee for his appointment as a member of the Nominating and Corporate Governance Committee for the remainder of the 2009 Board Term. On April 8, 2010, Mr. Siguler received $85,000 as a retainer fee for his service on the Board and as a member of the Nominating and Corporate Governance Committee for the 2010 Board Term. He also received $30 as a cash payment for fractional shares.

(11)

Mr. Sipprelle elected to receive 100% of the fees he is entitled to for the 2010 Board Term, including $75,000 as a retainer for his service on the Board and $25,000 as a retainer for his service as a Chair of the Audit Committee, in the form of our class A common stock. He received a total of 2,763 shares of our class A common stock. Mr. Sipprelle also received $29 as a cash payment for fractional shares.

(12)

On June 7, 2010, Mr. Tierney received $62,671 as a pro-rated retainer for his appointment to the Board and $8,356 as a member of the Audit Committee for the remainder of the 2010 Board Term. He also received $6 as a cash payment for fractional shares.

(13)

On January 25, 2010, Mr. Vallee was appointed as Chair of the Compensation Committee and received the pro-rated portion of the Compensation Committee retainer fee equal to $904 for the remainder of the 2009 Board Term. Mr. Vallee elected to receive 100% of the fees he is entitled to for the 2010 Board Term, consisting of $75,000 as a retainer for his service on the Board and $35,000 as a retainer for services as a Chair of the Compensation Committee and member of the Audit Committee and Nominating and Corporate Governance Committee, in the form of our class A common stock. Mr. Vallee received 3,039 shares of our class A common stock. He also received $40 as a cash payment for fractional shares.

Non-Employee Director Stock Ownership Guidelines

On January 12, 2011, the Board adopted stock ownership guidelines, under which commencing on the date of the 2013 annual shareholders’ meeting, non-employee directors are required to maintain a target level of ownership. The target level of ownership for each year is the number of shares equal to the sum of the RSUs granted to such non-employee director on the date of each of the three prior annual shareholders’ meetings. Shares counted toward these guidelines include any shares held by the director directly or indirectly and RSUs with respect to our class A common stock granted under the IDECP.

 Item 4—Ratification of the Appointment of MSCI Inc.’s Independent Auditor

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditors for the December 2010 fiscal month transition period and the fiscal year ending December 31, 2011 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for the December 2010 fiscal month transition period and the fiscal year ending December 31, 2011 and perform other permissible, pre-approved services.

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement if they desire to do so. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses; $ in thousands) billed and accrued in fiscal 2010 and 2009 for professional services provided by Deloitte & Touche. These fees were approved pursuant to the pre-approval policies and procedures described below.

	2010	2009
Audit fees(1)	$1,958	$1,115
Audit-related fees(2)	$209	$49
Tax fees(3)	$15	$—
All other fees	$—	$—

Total	$2,182	$1,164

(1)

Audit fees consisted of fees billed and accrued for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) comfort letters, consents and other services related to SEC and other regulatory filings, (iv) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002) and (v) accounting consultations. Audit fees for 2010 also include auditing services in conjunction with the annual audit of the 401(k) financial statements. Audit fees for fiscal 2009 also included auditing services in connection with one primary equity offering. The increase in audit fees for fiscal 2010 as compared to fiscal 2009 was principally due to statutory audits and audit services related to the acquisition of RiskMetrics.

(2)

In fiscal 2010, audit-related fees consisted of fees billed for SAS 70 audit fees for RiskMetrics. In fiscal 2009, audit-related fees consisted of fees billed for tax consultations related to the audit.

(3)	In fiscal 2010, tax fees consist of consulting for sales tax assistance.

Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors. The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $75,000 or relates to tax planning and advice, it requires a separate pre-approval, which has been delegated to our Chair. The Chair must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NYSE rules and regulations. Management reports actual fees versus pre-approved amounts periodically throughout the year by category of service.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The charter is available under the “Corporate Governance” link under the “Investor Relations” link at www.msci.com. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing the consolidated financial statements included in the Company’s Annual Reports on Form 10-K, reviewing the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held six meetings during the fiscal year ended November 30, 2010. With respect to the fiscal year ended November 30, 2010, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly and annual earnings releases;

•

reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related footnotes and the (ii) audited consolidated financial statements and related footnotes for the fiscal year ended November 30, 2010 with management and Deloitte & Touche;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•

met with Deloitte & Touche, the internal auditor and Company management in executive sessions to discuss the results of their examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs;

•	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K; and

•	reviewed business and financial market conditions, including quarterly assessments of risks posed to MSCI’s operations and financial condition.

We discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte & Touche also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with us concerning independence, and represented that it is independent from the Company. We discussed with Deloitte & Touche their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of the Company’s internal control over financial reporting were compatible with maintaining their independence.

During fiscal 2010, we also received regular updates on the amount of fees and scope of audit and audit-related services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “Pre-approval Policy of the Audit Committee of Services Performed by Independent Auditors,” and following the acquisition of RiskMetrics we approved the hiring of Deloitte Tax LLP to provide tax advisory services, including sales tax assistance from June 10, 2010 through December 31, 2011.

Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2010 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte & Touche as the Company’s independent auditor for the fiscal year ended December 31, 2011 and the December 2010 fiscal month transition period and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

Scott M. Sipprelle, (Chair)

Benjamin F. duPont

Patrick Tierney

Rodolphe M. Vallee

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance. We believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our class A common stock.

Certain Transactions.

Transactions with Morgan Stanley. As indicated under “Beneficial Ownership of Common Stock Table—Principal Shareholders” above, Morgan Stanley filed a Schedule 13G/A on February 9, 2011 (amending the Schedule 13G filed on February 12, 2010) that publicly reported that it and its affiliate, MSIM, had acquired more than 5% of our class A common stock, but certified that such acquisition was made in the ordinary course of business and that such shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. Ms. Riefler, one of our directors, is also an employee of Morgan Stanley.

On January 20, 2009, we entered into an investment management agreement with MSIM pursuant to which we appointed MSIM to manage our excess cash. The agreement is subject to termination upon 180 days written notice from MSIM or at any time by MSCI. The terms and conditions of this engagement were approved by our independent directors. In fiscal 2010, we incurred fees of $0.33 million under this agreement.

On February 27, 2010, we engaged Morgan Stanley & Co. Incorporated (Morgan Stanley) to act as our financial advisor in connection with our acquisition of RiskMetrics. The terms and conditions of this engagement were approved by our independent directors. In fiscal 2010, we paid Morgan Stanley approximately $13.8 million in fees with respect to the acquisition.

In connection with the acquisition of RiskMetrics, we also entered into a credit agreement, dated as of June 1, 2010, among the lenders party thereto, Morgan Stanley Senior Funding, Inc. (MSSF) as administrative agent for the lenders, swing line lender and l/c issuer, sole lead arranger and sole book-runner, Morgan Stanley, as collateral agent for the lenders, Credit Suisse Securities (USA) LLC, as syndication agent and Bank of America, N.A., as documentation agent (Credit Agreement). Pursuant to a commitment fee letter and related fee letter and structuring fee letter, the terms and conditions of which were approved by our independent directors, we incurred agent and book-runner fees of approximately $31.8 million, the majority of which were paid to MSSF. The Credit Agreement provides for (i) a $1,275 million senior secured term loan facility that matures in June 2016 and (ii) a $100 million senior secured revolving credit facility that matures in June 2015. The Company borrowed $1,275 million under the term loan facility on June 1, 2010. On March 14, 2011, the Company announced its completion of the repricing of this Credit Agreement. MSSF acted as the sole lead arranger and joint bookrunner with respect to the repricing.

During fiscal 2010, we received approximately $0.85 million from Morgan Stanley pursuant to certain agreements that we entered into with Morgan Stanley in connection with our IPO and our separation from Morgan Stanley. The amounts received were related to the vesting of equity awards and related tax liabilities resulting from our prior relationship with Morgan Stanley.

Morgan Stanley and/or its affiliates subscribe to, in the normal course of business, certain of our products. For purposes of full disclosure, revenues recognized by us from subscriptions to our products by Morgan Stanley and/or its affiliates for fiscal 2010 were approximately $12.1 million.

Transactions with Other Related Persons. From time to time, shareholders that own more than 5% of our class A common stock subscribe to, in the normal course of business, certain of our products. These transactions are negotiated on an arm’s-length basis. These transactions are subject to our related Person Transactions Policy described below, but under that policy they do not require Board approval if they are negotiated on an arm’s-length basis and contain customary terms and conditions.

In fiscal 2010, T. Rowe Price and BlackRock, Inc. and/or their respective affiliates subscribed to, in the normal course of business, certain of our products. Revenues recognized by us from subscriptions to our products by T. Rowe Price and BlackRock, Inc. for fiscal 2010 were approximately $1.3 million and $66.0 million, respectively.

Related Person Transactions Policy. Our Board has adopted a written Related Person Transactions Policy (Policy) governing the approval of related person transactions. For purposes of the Policy: (i) a Related Person Transaction means (1) a Transaction involving the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendment or modification to the foregoing, regardless of whether such Transaction previously has been approved in accordance with the Policy; (ii) a Related Person means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of MSCI or a nominee to become a director of MSCI, a person or entity that is known to be the beneficial owner of more than five percent of MSCI voting securities, excluding any beneficial owner that reports its ownership on Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act (5% Stockholder under the Policy) and the Immediate Family Members (as defined in the Policy) of any of the foregoing; and (iii) a Transaction means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness, guarantees of indebtedness and transactions involving employment and similar relationships. Under the Policy, the Legal and Compliance Department, in consultation with the General Counsel and outside counsel to the extent appropriate, reviews potential Related Person Transactions to determine if they are subject to review under the Policy and/or disclosure as a Related Person Transaction under rules of the Securities and Exchange Commission. If the Legal and Compliance Department and the General Counsel determine that (1) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the Transaction under the Policy, then, in either case, the Transaction is referred to the CEO and the General Counsel or the Nominating and Corporate Governance Committee. Any such Transaction will be referred for approval or ratification to: (i) the CEO and the General Counsel, in the case of a Transaction involving an executive officer (and/or their Immediate Family Members) other than the CEO or the General Counsel; (ii) to the CEO, in the case of a Transaction involving the General Counsel; or (iii) to the Nominating and Corporate Governance Committee, in the case of a Transaction involving a 5% Stockholder, a director, director nominee or the CEO (and/or their Immediate Family Members). In determining whether to approve a Related Person Transaction, the applicable reviewer, as set forth in the preceding sentence, considers all relevant facts and circumstances, including, among other things, the commercial reasonableness of the terms of the proposed Transaction, the benefit to the Company, the availability and/or opportunity costs of alternative Transactions, the materiality and character of the Related Person’s direct or indirect interest, whether the Transaction would impair the independence of a director, if the Related Person is a director, and whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person. All determinations by the CEO and the General Counsel are reported to the Nominating and Corporate Governance Committee at its next meeting. Certain categories of Transaction set forth in the Policy have been determined not to be Related Person Transactions and are not subject to the Policy. These categories of Transactions include, among other things, (i) Transactions between MSCI and any entity in which a Related Person has a relationship solely as a director, a less than 5% equity holder of any entity whose equity securities are publicly traded, a less than 10% holder of an entity whose equity securities are not publicly traded, or an employee (other than an executive officer), (ii) certain compensation agreements approved by the Compensation Committee or Board, as applicable, (iii) Transactions involving terms established on a competitive basis, in the ordinary course of business or comparable to similar terms with unaffiliated third parties; (iv) investments in financial products based on or created with the use of MSCI products and (v) certain indemnification payments. The Nominating and Corporate Governance Committee has authority to oversee the Policy and to amend it from time to time.

Other Business. We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Shareholder Nominations for Director Candidates. The Nominating and Corporate Governance Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. See “Corporate Governance—Director Qualifications” above.

Shareholders of record may make recommendations for consideration by the Nominating and Corporate Governance Committee at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2012 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by November 23, 2011. The written notice must demonstrate that it is being submitted by a shareholder of record of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates nominees proposed by shareholders. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gary Retelny, MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005.

Shareholder Proposals for the 2012 Annual Meeting. Shareholders intending to present a proposal at the 2012 annual meeting and have it included in our Proxy Statement for that meeting must submit the proposal in writing to Corporate Secretary, Gary Retelny, MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005. We must receive the proposal no later than November 23, 2011.

Shareholders intending to present a proposal at the 2012 annual meeting, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2012 annual meeting no earlier than January 6, 2012 and no later than February 5, 2012. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Shareholders Sharing an Address. Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K or Proxy Statement as follows:

•	Record shareholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Gary Retelny, MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•

Any householded shareholder may request prompt delivery of a copy of the Annual Report on Form 10-K or Proxy Statement by contacting us at (866) 447-7874 or may write to us at Investor Relations, MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, NY 10005 or by email to investor.relations@msci.com. Instructions for requesting such materials are also included in the Notice of Internet Availability of Proxy Materials.

Consent to Electronic Delivery of Annual Meeting Materials. Shareholders can access this Proxy Statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the Proxy Statement and the Annual Report on Form 10-K, electronically in lieu of receiving them by mail. To receive materials electronically you will need access to a computer and an e-mail account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge, should contact our Corporate Secretary, Gary Retelny, MSCI Inc., One Chase Manhattan Plaza, 44th Floor, New York, New York 10005 or contact us at (866) 447-7874.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update your electronic address by contacting your nominee.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 5, 2011. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended November 30, 2010 are available free of charge at www.proxyvote.com.

Attachment A

Reconciliation of Non-GAAP Financial Measures

Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Income (unaudited).

	Years Ended November 30,
	2010	2009
	(in thousands)
Pro Forma Net Income	$110,831	$79,852
Plus: Other expense (income), net	71,430	67,744
Plus: Provision for income taxes	66,896	44,863

Pro Forma Operating income	$249,157	$192,459

Plus: Non-recurring stock based compensation(1)	12,366	26,652
Plus: Transaction costs	—	—
Plus: Depreciation and amortization	21,660	20,306
Plus: Amortization of intangible assets	64,477	73,164
Plus: Restructuring costs	8,896	—

Pro Forma Adjusted EBITDA	$356,556	$312,581

(1)

Non-recurring stock based compensation expenses reflect costs associated with the founders grants awarded in connection with MSCI’s IPO and the one-time performance based equity awards granted in connection with the acquisition of RiskMetrics.

Reconciliation of Adjusted EBITDA to Net Income (unaudited).

	Years Ended November 30,
	2010	2009
	(in thousands)
Net Income	$92,170	$81,801
Plus: Other expense (income), net	52,632	19,271
Plus: Provision for income taxes	61,321	49,920

Operating income	$206,123	$150,992

Plus: Non-recurring stock based compensation	12,366	26,652
Plus: Transaction costs	21,206	—
Plus: Depreciation and amortization	17,413	11,957
Plus: Amortization of intangible assets	41,599	25,554
Plus: Restructuring costs	8,896	—

Adjusted EBITDA	$307,603	$215,1551

Reconciliation of Pro Forma Adjusted EBITDA Expenses to Pro Forma Operating Expenses (unaudited).

	Years Ended November 30,
	2010	2009
	(in thousands)
Cost of services(1)	$272,939	$258,955
Selling, general and administrative(1)	199,290	201,425
Restructuring costs	8,896	—
Amortization of intangible assets	64,477	73,164
Depreciation and amortization	21,660	20,306

Total Pro Forma operating expenses	$567,262	$553,850

Less: Total non-recurring stock based compensation	(12,366)	(26,652)
Less: Transaction costs	—	—
Less: Restructuring costs	(8,896)	—
Less: Amortization of intangible assets	(64,477)	(73,164)
Less: Depreciation and amortization	(21,660)	(20,306)

Total Pro Forma Adjusted EBITDA expenses	$459,863	$433,728

(1)

For fiscal 2010, we recorded $4.6 million and $7.7 million of non-recurring stock based compensation to cost of services and selling, general and administrative (SG&A), respectively. For fiscal 2009, we recorded $9.4 million and $17.3 million of non-recurring stock based compensation to cost of service and SG&A, respectively.

Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited).

	Years Ended November 30,
	2010	2009
	(in thousands)
Cost of services(1)	$198,626	$118,665
Selling, general and administrative(1)	190,244	135,780
Restructuring costs	8,896	—
Amortization of intangible assets	41,599	25,554
Depreciation and amortization	17,413	11,957

Operating expenses	$456,778	$291,956

Less: Total non-recurring stock based compensation	(12,366)	(26,652)
Less: Transaction costs	(21,206)	—
Less: Restructuring costs	(8,896)	—
Less: Amortization of intangible assets	(41,559)	(25,554)
Less: Depreciation and amortization	(17,413)	(11,957)

Adjusted EBITDA expenses	$355,338	$227,793

(1)

For fiscal 2010, we recorded $4.6 million and $7.7 million of non-recurring stock based compensation to cost of services and SG&A, respectively, and $21.2 million of transaction expenses to SG&A. For fiscal 2009, we recorded $9.4 million and $17.3 million of non-recurring stock based compensation to cost of services and SG&A, respectively.

Notes Regarding the Use of Non-GAAP Financial Measures. MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other net expense and income, depreciation and amortization, non-recurring stock-based compensation expense, restructuring costs, and third party transaction costs related to the acquisition of RiskMetrics. Adjusted EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA expense is defined as total operating expenses excluding non-recurring stock-based compensation expense, restructuring costs, transaction costs, depreciation and amortization.

We believe that adjustments related to transaction costs are useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance by excluding the costs incurred in connection with the acquisition of RiskMetrics. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses and the amortization of intangible assets may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by one-time non-recurring stock-based compensation expenses and amortization of intangible assets. We believe that the non-GAAP financial measures presented in this Proxy Statement facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain
01	Benjamin F. duPont	☐	☐	☐
02	Henry A. Fernandez	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
03	Alice W. Handy	☐	☐	☐	2 To approve, by non-binding vote, executive compensation as described in these proxy materials.		☐	☐	☐
04	Catherine R. Kinney	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
05 06	Linda H. Riefler George W. Siguler	☐ ☐	☐ ☐	☐ ☐	3 To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
07 08	Scott M. Sipprelle Patrick Tierney	☐ ☐	☐ ☐	☐ ☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
09	Rodolphe M. Vallee	☐	☐	☐	4 To ratify the appointment of Deloitte & Touche LLP as independent auditor		☐	☐	☐
For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting		Yes ☐	No ☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

0000090142_1 R1.0.0.11699

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MSCI INC. Annual Meeting of Shareholders May 5, 2011 2:30 PM (EDT) This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary Retelny and Frederick W. Bogdan, or either of them, as proxies of the undersigned, each with the power of substitution and hereby authorizes them to represent and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held on May 5, 2011 at 2:30 PM(EDT), at One Chase Manhattan Plaza, 28th Floor, New York, NY 10005 and at any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change /comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000090142_2 R1.0.0.11699